Exhibit 10.1

LOAN AND SECURITY AGREEMENT

dated as of June 29, 2012

among

THE PRIVATEBANK AND TRUST COMPANY,

as Lender,

AND

WESTMORELAND COAL COMPANY
WESTMORELAND ENERGY LLC,
WESTMORELAND - NORTH CAROLINA POWER, L.L.C.,
WEI-ROANOKE VALLEY, INC.,
WESTMORELAND – ROANOKE VALLEY, L.P.,
WESTMORELAND PARTNERS,
WESTMORELAND RESOURCES, INC.,
WESTMORELAND KEMMERER, INC.,
WESTMORELAND COAL SALES COMPANY, INC.,
WCC LAND HOLDING COMPANY, INC., AND
WRI PARTNERS, INC.,

as the Borrowers

i

(continued)

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SECTION 19	NONLIABILITY OF LENDER	64

EXHIBIT A – COMPLIANCE CERTIFICATE

EXHIBIT B – NOTICE OF BORROWING

EXHIBIT C – NOTICE OF CONVERSION/CONTINUATION

EXHIBIT D – FORM OF RELEASE

EXHIBIT E – COMMERCIAL TORT CLAIMS

SCHEDULE 1 – PERMITTED LIENS

SCHEDULE 11.2 – BUSINESS AND COLLATERAL LOCATIONS

SCHEDULE 11.7 – LITIGATION

SCHEDULE 11.9 – AFFILIATE TRANSACTIONS

SCHEDULE 11.10 – NAMES & TRADE NAMES

SCHEDULE 11.14 – INDEBTEDNESS

SCHEDULE 11.16 – PARENT, SUBSIDIARIES AND AFFILIATES

SCHEDULE 11.18 – EMPLOYEE MATTERS

SCHEDULE 11.20 – ENVIRONMENTAL MATTERS

SCHEDULE 11.26 – INVESTIGATIONS, AUDITS, ETC.

SCHEDULE 11.27 – CAPITALIZATION; SUBSIDIARIES

SCHEDULE 11.28 – INSURANCE

SCHEDULE 13.4 – PERMITTED SALES AND ACQUISITIONS

SCHEDULE 17.1 – CLOSING DOCUMENT CHECKLIST

v

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) made this 29th day of June, 2012 by and among THE PRIVATEBANK AND TRUST COMPANY (“Lender”), and each of WESTMORELAND COAL COMPANY, a Delaware corporation (“Westmoreland Parent”), WESTMORELAND ENERGY LLC, a Delaware limited liability company (“Westmoreland Energy”), WESTMORELAND - NORTH CAROLINA POWER, L.L.C., a Virginia limited liability company (“Westmoreland NC”), WEI-ROANOKE VALLEY, INC., a Delaware corporation (“WEI”), WESTMORELAND – ROANOKE VALLEY, L.P., a Delaware limited partnership (“Westmoreland Roanoke”), WESTMORELAND PARTNERS, a Virginia general partnership (“Westmoreland”), WESTMORELAND RESOURCES, INC., a Delaware corporation (“Westmoreland Resources”), WESTMORELAND KEMMERER, INC., a Delaware corporation (“Kemmerer”), WESTMORELAND COAL SALES COMPANY, INC., a Delaware corporation (“Coal Sales”), WRI PARTNERS, INC., a Delaware corporation (“WRI”) and WCC LAND HOLDING COMPANY, INC., a Delaware corporation (“WCC”; together with Westmoreland Parent, Westmoreland Energy, Westmoreland NC, WEI, Westmoreland Roanoke, Westmoreland, Westmoreland Resources, Kemmerer Coal Sales and WRI, individually a “Borrower” and collectively the “Borrowers”), jointly and severally.

W I T N E S S E T H:

WHEREAS, Borrowers (other than Westmoreland Parent) are all direct or indirect Subsidiaries (as defined below) of Westmoreland Parent, which together are involved in the mining and production of coal and other power production operations;

WHEREAS, Borrowers desire to borrow funds and obtain other financial accommodation from Lender in order to support Borrowers’ working capital needs;

WHEREAS, Borrowers may, from time to time, request Loans from Lender, and the parties wish to provide for the terms and conditions upon which such Loans or other financial accommodations, if made by Lender, shall be made; and

WHEREAS, as a result of, among other things, the common Affiliate ownership thereof and shared overhead and administrative expenses and sales synergies achieved by Borrowers, Borrowers acknowledge that each Borrower will derive advantage from each and every financial accommodation made by Lender to any of them, and that Lender would be unwilling to extend the credit hereunder without each and every Borrower agreeing to this Agreement.

NOW, THEREFORE, in consideration of any Loan (including any Loan by renewal or extension) hereafter made to Borrowers by Lender, or any Letter of Credit issued for the account of any Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrowers and Lender, the parties agree as follows:

SECTION 1

DEFINITIONS

1.1           Definitions.  When used herein the following terms shall have the following meanings:

Absaloka means Absaloka Coal, LLC, a Delaware limited liability company.

Account shall have the meaning ascribed to such term in the UCC.

Account Debtor shall have the meaning ascribed to such term in the UCC.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business or division of a Person, (b) the acquisition of in excess of 50% of the equity securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Affiliate shall mean any Person (i) which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, Borrowers, (ii) which beneficially owns or holds ten percent (10%) or more of the voting control or equity interests a Person, or (iii) ten percent (10%) or more of the voting control or equity interests of which is beneficially owned or held by a Person.

Asset Sales means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by any Borrower to any Person (including by means of a sale and leaseback transaction or a merger or consolidation or similar transaction and including any sale or issuance of the equity interests of any Borrower) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of any Borrower; provided, that for purposes of this definition, the term “Asset Sale” shall not include:

(1)           transfers of cash or Cash Equivalents;

(2)           transfers of assets that are permitted by, and made in accordance with, Section 13.4;

(3)           Permitted Investments and Restricted Payments permitted under Section 4.11 of the Second Lien Notes Indenture in effect on the date hereof;

(4)           the creation of or realization on any Permitted Lien;

(5)           any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $2,500,000;

(6)           a transfer of assets between or among any of the Borrowers;

(7)           an issuance or sale of equity interests by a Borrower (a) (other than Westmoreland Parent) to its parent or (b) to another Borrower;

(8)           a disposition of inventory in the ordinary course of business;

(9)           a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Borrowers and that is disposed of in each case in the ordinary course of business;

(10)           dispositions of past due accounts and notes receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(11)           the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business and which do not materially interfere with the business of the Borrowers;

(12)           a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(13)           trades of coal properties of equivalent value in the ordinary course of business.

Attributable Indebtedness, when used with respect to any sale and leaseback transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to any Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such sale and leaseback transaction.

Bank Product Agreements shall mean those certain agreements pursuant to which Lender or its Affiliates provide any of the Bank Products to any Borrower including, without limitation, Hedging Agreements.

Bank Product Obligations shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrowers to Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Borrower is obligated to reimburse to Lender as a result of Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Borrowers pursuant to the Bank Product Agreements.

Bank Products shall mean any service provided to, facility extended to, or transaction entered into with, any Borrower by Lender or its Affiliates, including, without limitation, (a) deposit accounts, (b) cash management services, including, without limitation, controlled disbursement, lockbox, electronic funds transfers (including, without limitation, book transfers, fedwire transfers, ACH transfers), online reporting and other services relating to accounts maintained with Lender or its Affiliates, (c) debit cards and credit cards and (d) Hedging Agreements.

Base Rate shall mean at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

Base Rate Loan shall mean any Loan which bears interest at or by reference to the Base Rate.

BSA shall have the meaning set forth in Section 12.11.

Business Day shall mean any day on which Lender is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a LIBOR Loan, any day on which dealings are carried on in the London Interbank eurodollar market.

Capital Expenditures shall mean with respect to any period, the aggregate of all unfinanced expenditures (whether paid in cash or accrued as liabilities and including expenditures for Capital Lease obligations) by Borrowers and their Subsidiaries during such period that are required by GAAP, consistently applied, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of Borrowers and their Subsidiaries.

Capital Lease of any Person shall mean any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

Cash Collateralize shall mean to deliver cash collateral to Lender in the amount equal to 105% of the sum of the face amount of the outstanding Letters of Credit to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to Lender in its sole discretion.  Derivatives of such term have corresponding meanings.

Cash Equivalents shall mean (i) obligations issued directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof) or obligations of state or local governments rated not lower than AAA/Aaa by S&P or Moody’s maturing no later than twelve months from the date of acquisition; (ii) time deposits and certificates of deposit or acceptances with a maturity of 360 days or less of any financial institution having combined capital and surplus and undivided profits of not less than $500.0 million whose obligations are rated A- or the equivalent or better by S&P or A3 or better by Moody’s on the date of acquisition; (iii) commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation that is not the Parent or an Affiliate of the Parent, and is organized under the laws of any state of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s; (iv) repurchase obligations for underlying securities of the types described in clause (i) above entered into with any financial institution meeting the specifications of clause (ii) above; provided, such obligations may not have a term of more than seven days; (v) demand deposit accounts maintained in the ordinary course of business; (vi) investments in money market or other mutual funds 95% of whose assets comprise securities of the types described in clauses (i) through (v) above

Chattel Paper shall have the meaning ascribed to such term in the UCC.

Closing Date means June 29, 2012.

Collateral shall mean all of the property of Borrowers described in Section 5.1 hereof, together with all other real or personal property of any Obligor or any other Person that is now or hereafter pledged to Lender to secure, either directly or indirectly, repayment of any of the Obligations.

Commercial Tort Claims shall have the meaning ascribed to such term in the UCC.

Consolidated Amortization Expense for any period means the amortization expense of Borrowers for such period, determined on a consolidated basis in accordance with GAAP.

Consolidated Asset Reclamation Accretion Expense for any period means the accretion expense associated with asset reclamation obligations of Borrowers for such period, determined on a consolidated basis in accordance with GAAP.

Consolidated Depreciation and Depletion Expense for any period means the depreciation and depletion expense of Borrowers for such period, determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDA for any period means, without duplication, the sum of the amounts for such period of:

(1)           Consolidated Net Income, plus

(2)           in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Borrower only if a corresponding amount would be permitted at the date of determination to be distributed to Westmoreland Parent by its Subsidiaries without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to Borrowers or their equity holders,

(a)           Consolidated Income Tax Expense (other than income taxes or income tax adjustments (whether positive or negative) attributable to Asset Sales or extraordinary gains or losses and, without duplication, permitted tax distributions,

(b)           Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c)           Consolidated Asset Reclamation Accretion Expense,

(d)           Consolidated Depreciation and Depletion Expense (but only to the extent not included in Consolidated Interest Expense),

(e)           Consolidated Interest Expense,

(f)           all other non-cash items reducing Consolidated Net Income (including without limitation non-cash write-offs of goodwill, intangibles and long-lived assets, but excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, and

(g)           costs and expenses incurred in connection with entering into, and the initial borrowing under, this Agreement,

in each case determined on a consolidated basis in accordance with GAAP, minus

(3)           the aggregate amount of all non-cash items, determined on a consolidated basis in accordance with GAAP, to the extent such items increased Consolidated Net Income (other than the accrual of revenue, recording of receivables or the reversal of reserves in the ordinary course of business) for such period.

Consolidated Income Tax Expense for any period means the provision for taxes of Borrowers, determined on a consolidated basis in accordance with GAAP.

Consolidated Interest Expense for any period means the sum, without duplication, of the total interest expense of Borrowers for such period, determined on a consolidated basis in accordance with GAAP and including, without duplication,

(1)           imputed interest on Capital Leases and Attributable Indebtedness,

(2)           commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3)           amortization of debt issuance costs, debt discount or premium and other financing fees and expenses but excluding amortization of deferred financing charges incurred in respect of the Second Lien Notes,

(4)           the interest portion of any deferred payment obligations,

(5)           all other non-cash interest expense,

(6)           consolidated capitalized interest,

(7)           the product of (a) all cash and non-cash dividends paid, declared, accrued or accumulated on any series of Disqualified Equity Interests (as defined in the Second Lien Notes Indenture in effect on the date hereof) or any Preferred Stock (as defined in the Second Lien Notes Indenture in effect on the date hereof) of Borrowers (other than any such Disqualified Equity Interests or any Preferred Stock held by Borrowers or to the extent paid in Qualified Equity Interests (as defined in the Second Lien Notes Indenture in effect on the date hereof)), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory income tax rate of Borrowers, expressed as a decimal,

(8)           all interest payable with respect to discontinued operations, and

(9)           all interest on any Indebtedness of any other Person guaranteed by any Borrower; provided, that to the extent directly related to the issuance of the Notes, amortization of debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded. Consolidated Interest Expense shall be calculated after giving effect to Hedging Obligations (including associated costs) involving interest rate swap and collar agreements, but excluding unrealized gains and losses with respect to Hedging Obligations.

Contingent Obligation, as applied to any Person, shall mean any direct or indirect liability of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person, if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (d) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

Controlled Group shall mean all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control that are treated as a single employer under Section 414 of the Internal Revenue Code or Section 4001 of ERISA.

Default shall mean an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

Deposit Accounts shall have the meaning ascribed to such term in the UCC.

Documents shall have the meaning ascribed to such term in the UCC.

Electronic Chattel Paper shall have the meaning ascribed to such term in the UCC.

Eligible Account shall mean an Account owing to any Borrower which is acceptable to Lender in its reasonable discretion determined in good faith for lending purposes.  Without limiting Lender’s discretion, Lender shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:

(i)           it is genuine and in all respects what it purports to be;

(ii)           it is owned by a Borrower, such Borrower has the right to subject it to a security interest in favor of Lender or assign it to Lender and it is subject to a first priority perfected security interest in favor of Lender and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(iii)           it arises from (A) the performance of services by a Borrower in the ordinary course of such Borrower’s business, and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (B) the sale or lease of Goods by a Borrower in the ordinary course of such Borrower’s business, and (x) such Goods have been completed in accordance with the Account Debtor’s specifications (if any),and delivered to the Account Debtor, (y) such Account Debtor has not refused to accept, returned or offered to return, any of the Goods which are the subject of such Account, and (z) such Borrower has possession of, or such Borrower has delivered to Lender (at Lender’s request) shipping and delivery receipts evidencing delivery of such Goods;

(iv)           it is evidenced by an invoice rendered to the Account Debtor thereunder, is due and payable within forty-five (45) days after the date of the invoice and does not remain unpaid ninety (90) days past the date of the invoice date thereof; provided, however, that if more than fifty percent (50%) of the aggregate dollar amount of Accounts owing by a particular Account Debtor are deemed ineligible as a result of the failure of the Account Debtor to pay such Account upon the earlier of the dates set forth above, then all Accounts owing by that Account Debtor shall be deemed ineligible;

(v)           it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and it shall not be an Eligible Account (i) to the extent of (a) any setoff, counterclaim, credit, allowance or adjustment by such Account Debtor or (b) discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrowers’ business, or (ii) if such Account Debtor has made a claim denying liability thereunder in whole or, to the extent of such claim if an Account Debtor has made a claim denying liability thereunder in part;

(vi)           it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

(vii)           the Account Debtor thereunder is not a director, officer, employee or agent of any Borrower, or a Subsidiary, Parent or Affiliate (other than Absaloka in its capacity as an Account Debtor to Westmoreland Resources);

(viii)           it is not an Account with respect to which the Account Debtor is the United States of America or any state or local government, or any department, agency or instrumentality thereof, unless the relevant Borrower assigns its right to payment of such Account to Lender pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable state or local law, as applicable;

(ix)           it is not an Account with respect to which the Account Debtor is located in a state which requires the relevant Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state; or (B) file a notice of business activities report or similar report with such state’s taxing authority, unless (x) such Borrower has taken one of the actions described in clauses (A) or (B); (y) the failure to take one of the actions described in either clause (A) or (B) may be taken by such Borrower at its election prior to commencing any such action, without prejudice to such action; or (z) such Borrower has proven, to Lender’s satisfaction, that it is exempt from any such requirements under any such state’s laws;

(x)           the Account Debtor is located within the United States of America;

(xi)           it is not an Account with respect to which the Account Debtor’s obligation to pay is subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

(xii)           it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue; or (B) which violates any of the covenants of Borrowers contained in this Agreement;

(xiii)           it is not an Account which, when added to a particular Account Debtor’s other indebtedness to Borrowers, exceeds twenty percent (20%) of all Accounts of Borrowers (provided such 20% threshold shall be increased to 50% for Accounts from each of Dominion Virginia Power, PacifiCorp Energy and Xcel Energy) or a credit limit determined by Lender in its sole discretion determined in good faith for that Account Debtor (except that Accounts excluded from Eligible Accounts solely by reason of this clause (xiii) shall be Eligible Accounts to the extent of such credit limit), provided that Lender shall give Borrowers written notice of any such credit limit; and

(xiv)           it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is impaired, as determined by Lender in its reasonable discretion determined in good faith.

Eligible Inventory shall mean Inventory of Borrowers which is acceptable to Lender in its reasonable discretion determined in good faith for lending purposes.  Without limiting Lender’s discretion, Lender shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements:

(i)           it is owned by a Borrower, such Borrower has the right to subject it to a security interest in favor of Lender and it is subject to a first priority perfected security interest in favor of Lender and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(ii)           it is located on one of the premises listed on Schedule 11.2 (or other locations of which Lender has been advised in writing pursuant to Section 12.2.1 hereof), such locations are within the United States and is not in transit;

(iii)           if held for sale or lease or furnishing, it is (except as Lender may otherwise consent in writing) free from defects which would, in Lender’s sole determination determined in good faith, negatively affect its market value in any material respect;

(iv)           it is not stored with a bailee, consignee, warehouseman, processor or similar party unless Lender has given its prior written approval and Borrowers have caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to Lender, in form and substance acceptable to Lender, such Uniform Commercial Code financing statements, warehouse receipts, waivers and other documents as Lender shall require;

(v)           it is produced in compliance with the Fair Labor Standards Act and is not subject to the “hot goods” provisions contained in 29 USC 215(a)(i), and otherwise complies in all material respects with all standards imposed by any applicable governmental entity having  authority over the disposition, manufacture or use of that Inventory;

(vi)           Lender has determined in good faith, in accordance with Lender’s customary business practices and in its reasonable discretion, that it is not unacceptable due to age, type, category or quantity; and

(vii)           it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue; or (B) which violates any of the covenants of Borrowers contained in this Agreement.

Eligible Parts Inventory shall mean Inventory comprised of parts held for sale in the ordinary course of business that are utilized in the mining industry and which otherwise meet all of the requirements for Eligible Inventory.

Environmental Laws shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrowers’ business or facilities owned or operated by Borrowers, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

Equipment shall have the meaning ascribed to such term in the UCC.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

ERISA Event shall mean, as to the Borrowers and each other member of the Controlled Group, respectively, any event or condition that causes or that is likely to result in: (a) the Borrowers or any Controlled Group member having any liability or obligation (whether contingent or otherwise) under Title IV of ERISA; or (b) the imposition of a Lien under ERISA or the Internal Revenue Code upon any property of the Borrowers or any member of the Controlled Group.

Event of Default shall have the meaning specified in Section 15 hereof.

Excess Availability shall mean, as of any date of determination by Lender, the lesser of (i) the Revolving Loan Commitment less the sum of the outstanding Revolving Loans and Letter of Credit Obligations and (ii) the Revolving Loan Availability less the sum of the outstanding Revolving Loans and Letter of Credit Obligations, in each case as of the close of business on such date.

Excluded Deposit Accounts shall mean (a) payroll, withholding tax and other accounts for which the funds on deposit therein pertain to Liens permitted under clause (x) of the definition of “Permitted Liens” below (provided that no Borrower may maintain funds in any such account in excess of amounts which are actually accrued (or in the case of fiduciary accounts, otherwise required to be maintained therein) to its employees or the relevant governmental authority or other beneficiary of such account) and (b) other deposit accounts (the “Other Excluded Deposit Accounts”) so long as the following conditions are satisfied: (1) all deposits into and balances maintained in the Other Excluded Deposit Accounts shall be in the ordinary course of business and (2) to the extent the aggregate balances in all Other Excluded Deposit Accounts at any time exceed $100,000 for a period of longer than three Business Days, the relevant Borrower shall either (a) cause such amounts in excess of $100,000 to be transferred promptly (but in no event later than seven Business Days) to the Lockbox Account or (b) cause one or more Other Excluded Deposit Accounts to become subject to a deposit account control agreement so that, after giving effect to the actions in clauses (a) and/or (b) the aggregate balance on deposit in all Other Excluded Deposit Accounts shall not at any time exceed $100,000 in the aggregate for a period longer than ten Business Days.

Excluded Taxes shall mean taxes based upon, or measured by, Lender’s (or a branch of Lender’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes).

Federal Funds Rate shall mean for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Lender from three Federal funds brokers of recognized standing selected by Lender.  Lender’s determination of such rate shall be binding and conclusive absent manifest error.

Fiscal Year shall mean each twelve (12) month accounting period of Borrowers, which ends on December 31 of each year.

Fixed Charges shall mean for any period, without duplication, scheduled payments of principal during the applicable period with respect to all indebtedness of Westmoreland Parent and its Subsidiaries, on a consolidated basis, for borrowed money, plus scheduled payments of principal during the applicable period with respect to all Capital Lease obligations of Westmoreland Parent and its Subsidiaries, on a consolidated basis, plus scheduled payments of cash interest during the applicable period with respect to all indebtedness of Westmoreland

Parent and its Subsidiaries, on a consolidated basis, for borrowed money including Capital Lease obligations, plus unfinanced Capital Expenditures of Westmoreland Parent and its Subsidiaries, on a consolidated basis, during the applicable period, plus all dividends or other distributions by Westmoreland Parent to equityholders of Westmoreland Parent during the applicable period, plus payments during the applicable period in respect of income or franchise taxes of Westmoreland Parent and its Subsidiaries, on a consolidated basis.

Fixtures shall have the meaning ascribed to such term in the UCC.

FRB shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

GAAP shall mean generally accepted accounting principles set forth from time to time in (i) the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and (ii) statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination, subject to the provisions of Section 14.3 of this Agreement.

General Intangibles shall have the meaning ascribed to such term in the UCC.

Goods shall have the meaning ascribed to such term in the UCC.

Hazardous Materials shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag and solvents that are regulated under any Environmental Law and/or any other similar substances, materials, or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

Hedging Agreement shall mean any agreement with respect to any swap, collar, cap, future, forward or derivative transaction, whether exchange-traded, over-the-counter or otherwise, including any involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments, any economic, financial or pricing index or basis, or any similar transaction, including any option with respect to any of these transactions and any combinations of these transactions.

Hedging Obligation shall mean, with respect to any Person, any liability of such Person under any Hedging Agreement, including any and all cancellations, buy backs, reversals, terminations or assignments under pay Hedging Agreement.

Indebtedness of any Person, shall mean, without duplication:  (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person evidenced by a bond, debenture, note or similar instrument; (c) all indebtedness of others guaranteed by such Person;

(d) that portion of obligations of such Person with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (e) notes payable and drafts accepted of such Person representing extensions of credit whether or not representing obligations for borrowed money; (f) any obligation of such Person owed for all or any part of the deferred purchase price of property or services, other than a trade account payable that arises in the ordinary course of business; (g) “earnouts” and similar payment obligations of such Person (other than obligations payable in such Person’s common stock or common stock equivalents), (h) all obligations of such Person with respect to any hedge agreement or any swap contracts; (i) all indebtedness of such Person secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person; and (j) surety and appeal bonds, performance bonds, payment bonds and other similar obligations.

Instruments shall have the meaning ascribed to such term in the UCC.

Interest Period shall mean, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two or three months thereafter as selected by the Representative pursuant to Section 2.3.2 or 2.3.3, as the case may be; provided that:

(a)           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)           any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           Representative may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Maturity Date.

Inventory shall have the meaning ascribed to such term in the UCC.

Investment Property shall have the meaning ascribed to such term in the UCC.

Lender Party shall have the meaning set forth in Section 18.3 hereof.

L/C Application shall mean with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the L/C Issuer at the time of such request for the type of Letter of Credit requested.

L/C Issuer shall mean Lender, in its capacity as the issuer of Letters of Credit hereunder, any Affiliate of Lender that may issue Letters of Credit hereunder, or any other financial institution that Lender may cause to issue Letters of Credit hereunder, and each of their successors and assigns.

Letter of Credit shall mean any letter of credit issued on behalf of any Borrower in accordance with this Agreement.

Letter of Credit Obligations shall mean, as of any date of determination, the sum of (i) the aggregate undrawn face amount of all Letters of Credit, and (ii) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to Loans hereunder.

Letter-of-Credit Right shall have the meaning ascribed to such term in the UCC.

Leverage Ratio shall mean the ratio of the total funded Indebtedness of the Borrowers to Consolidated EBITDA determined for the prior four fiscal quarters.

LIBOR Loans shall mean the Loans bearing interest with reference to the LIBOR Rate.

LIBOR Office shall mean the office or offices of Lender which shall be making or maintaining the LIBOR Loans of Lender hereunder.  A LIBOR Office of Lender may be, at the option of Lender, either a domestic or foreign office.

LIBOR Rate shall mean a rate of interest equal to (i) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by Lender in its sole discretion), divided by (ii) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), or as LIBOR is otherwise determined by Lender in its sole and absolute discretion.  Lender’s determination of the LIBOR Rate shall be conclusive, absent manifest error and shall remain fixed during such Interest Period.

Loan Documents shall mean all agreements, instruments and documents, including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, Hedging Agreements, Bank Product Agreements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of any Borrower or any other Person and delivered to Lender or to any parent, affiliate or subsidiary of Lender in connection with the Obligations or the transactions contemplated hereby, as each of the same may be amended, modified or supplemented from time to time.

Loans shall mean all loans and advances made by Lender to or on behalf of any Borrower hereunder.

Lockbox and Lockbox Account shall have the meanings specified Section 8.1 hereof.

Master Letter of Credit Agreement shall mean, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form being used by Lender at such time.

Material Adverse Effect shall mean, in each case as determined by Lender in its sole discretion, determined in good faith (i) a material adverse change in, or a material adverse effect on the business, property, assets, financial condition or results of operations of the Borrowers, taken as a whole, (ii) a material impairment of the ability of any Borrower to perform any of its obligations (other than its payment obligations) under this Agreement and the other Loan Documents, (iii) a material impairment of the ability of the Borrowers, taken as a whole, to make any payment required under this Agreement and the other Loan Documents, (iv) a material adverse effect upon any Collateral or its value, or (iv) a material impairment of the enforceability or priority of Lender’s liens upon the Collateral with a value in excess of $500,000 in the aggregate or the legality, validity, binding effect or enforceability of this Agreement and the other Loan Documents.

Maturity Date shall mean June 30, 2017.

Maximum Loan Amount shall mean Twenty Million and No/100 Dollars ($20,000,000).

Notice of Borrowing shall have the meaning set forth in Section 2.3.2(a).

Notice of Conversion/Continuation shall have the meaning set forth in Section 2.3.3(b) hereof.

Obligations shall mean any and all obligations, liabilities and indebtedness of each Borrower to Lender or to any Affiliate of Lender of any and every kind and nature pursuant to any Loan Document, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance and Hedging Obligations), whether several, joint or joint and several.

OFAC shall have the meaning set forth in Section 12.11 hereof.

Original Maturity Date shall mean the Maturity Date in effect as of the date hereof.

Paid in Full means (a) the payment in full (other than contingent indemnification obligations which are not yet due and payable) in cash and performance of all Obligations, (b) the termination of all Revolving Loan Commitments and (c) either (i) the cancellation and return to Lender of all Letters of Credit or (ii) the cash collateralization of all Letters of Credit in accordance with this Agreement.

Parent shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of any Borrower and, if a Borrower is a partnership, the general partner of such Borrower.

PBGC shall have the meaning specified in Section 12.2.5 hereof.

Permitted Acquisition means any Acquisition by any Borrower or any domestic wholly-owned Subsidiary of Westmoreland Parent pursuant to which:

(a)           the business or division acquired are for use, or the Person acquired is engaged, in the businesses engaged in by the Borrowers on the Closing Date;

(b)           immediately before and after giving effect to such Acquisition, no Default or Event of Default shall exist;

(c)           immediately after giving effect to such Acquisition, each Borrower is in pro forma compliance with all the financial ratios and restrictions set forth in Section 14 herein;

(d)           in the case of the Acquisition of any Person, the board of directors or similar governing body of such Person has approved such Acquisition to the extent required by such Person’s governing documents;

(e)           reasonably prior to such Acquisition, Lender shall have received complete substantially final forms of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as Lender may require to evidence the termination of Liens on the assets or business to be acquired;

(f)           not less than ten (10) Business Days prior to such Acquisition, Lender shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent twelve (12) month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition;

(g)           the  Borrowers shall have Revolving Loan Availability plus cash on deposit with Lender subject to a first priority security interest in favor of Lender of at least $10,000,000 after giving effect to such Acquisition;

(h)           the Borrowers have a pro-forma Leverage Ratio of no more than 4.0:1.0 as of the last day of the fiscal quarter most recently ended after giving effect to such Acquisition;

(i)           opinions of counsel for the Borrowers and (if delivered to the Borrower) the selling party in favor of Lender have been delivered;

(j)           consents have been obtained in favor of Lender to the collateral assignment of rights and indemnities under the related acquisition documents;

(k) the provisions of Section 12.12 have been satisfied at the time of the consummation of such Acquisition (unless otherwise agreed to by Lender in its sole discretion);

(l) simultaneously with the closing of such Acquisition, the target company (if such Acquisition is structured as a purchase of equity) or the Borrower (if such Acquisition is structured as a purchase of assets or a merger and a Borrower is the surviving entity) executes and delivers to Lender (i) such documents necessary to grant to Lender a first priority Lien on substantially all of the assets of such target company or surviving company in accordance with Section 5.1, and of their respective Subsidiaries, each in form and substance satisfactory to Lender and (ii) an unlimited Guaranty of the Obligations, or at the option of Lender in Lender’s absolute discretion, a joinder agreement satisfactory to Lender in which such target company or surviving company, and their respective Subsidiaries becomes a borrower under this Agreement and assumes primary, joint and several liability for the Obligations; and

(m)           if the Acquisition is structured as a merger, a Borrower is the surviving entity.

Permitted Investments shall mean (i) Cash Equivalents; (ii) corporate-issued securities, including medium term notes and corporate bonds; (iii) receivables owing to any Borrower if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower deems reasonable under the circumstances; (iv) ordinary course trade credit and advances to customers; (v) advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business in an amount not to exceed $500,000 in the aggregate at any time; (vi) investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (vii) prepaid expenses, surety, reclamation and performance bonds and lease, tax, utilities, workers’ compensation, performance and similar deposits made in the ordinary course of business; (viii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to any Borrower or in satisfaction of judgments and (ix) Permitted Acquisitions.

Permitted Liens shall mean (i) statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen, repairmen or suppliers and other liens imposed by law incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder or amounts which are being contested in good faith and by appropriate proceedings and for which Borrowers have maintained adequate reserves; (ii) liens or security interests in favor of Lender; (iii) liens for taxes, assessments and governmental charges not yet due and payable or which are being contested in good faith and by appropriate proceedings and with respect to which the relevant Borrower is in compliance with clauses (i) and (iii) of Section 12.8 hereof; (iv) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on any Borrower’s ability to use such real property for its intended purpose in connection with such Borrower’s business; (v) liens in connection with purchase money indebtedness and Capital Leases otherwise permitted pursuant to this Agreement, provided, that such liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which are the subject of such Capital Leases; (vi) liens set forth on Schedule 1; (vii) liens specifically permitted by Lender in writing; (viii) involuntary liens securing amounts less than $500,000 and which are released or for which a bond acceptable to Lender in its sole discretion, determined in good faith, has been posted within ten (10) days of its creation, (x) pledges incurred, deposits made or bonds given in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, reclamation, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other ordinary course obligations (exclusive of obligations for the payment of borrowed money), (xi) liens in respect of royalty, production payment and other obligations under coal leases and similar agreements entered into in the ordinary course of business and to the extent such liens do not secure any obligation for borrowed money; (xii) liens in respect of supply, sales, surface use and other operational agreements entered into consistent with normal practices in the mining industry, in each case to the extent such agreements are entered into in the ordinary course of business and such liens do not secure any obligation for borrowed money and (xiii) subordinate liens in favor of the Second Lien Note Trustee and Second Lien Notes Holders securing the Second Lien Debt so long as such liens are at all times subject to the Second Lien Notes Intercreditor Agreement.

Person shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

Plan shall have the meaning specified in Section 12.2.5 hereof.

Prime Rate shall mean, for any day, the rate of interest in effect for such day as publicly announced from time to time by Lender as its prime rate (whether or not such rate is actually charged by Lender), which is not intended to be Lender’s lowest or most favorable rate of interest at any one time.  Any change in the Prime Rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change; provided that Lender shall not be obligated to give notice of any change in the Prime Rate.

Proceeds shall have the meaning ascribed to such term in the UCC.

Remote Scanning shall have the meaning set forth in Section 8.1 hereof.

Representative shall have the meaning set forth in Section 18.17 hereof.

Revolving Loan Availability shall mean the sum of the following sublimits: (i) eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrowers’ business) of Borrowers’ Eligible Accounts, plus (ii) the lower of (x) twenty-five percent (25%) of the lower of cost or market value of Borrowers’ Eligible Inventory comprised solely of Eligible Parts Inventory and (y) Two Million Dollars ($2,000,000), plus (iii) the lower of (x) fifty percent (50%) of the lower of cost or market value of Borrowers’ Eligible Inventory comprised solely of raw materials and finished goods Inventory and (y) Seven Million Dollars ($7,000,000); minus (iii) such other reserves as Lender elects, in its sole discretion, determined in good faith, to establish from time to time, including, without limitation, reserves with respect to Bank Products Obligations and Hedging Obligations.  Notwithstanding the foregoing, the aggregate amount of Revolving Loan Availability comprised of Eligible Inventory and Eligible Parts Inventory set forth in subsections (ii) and (iii) above and raw materials and finished goods Inventory shall not exceed Seven Million Dollars ($7,000,000) at any time.

Revolving Loan Commitment shall mean an amount equal to Twenty Million Dollars ($20,000,000), except as such amount may, during the existence of an Event of Default, be decreased by Lender in its sole discretion.

Revolving Loans shall have the meaning specified in Section 2.1 hereof.

Second Lien Notes shall mean the notes issued pursuant to the terms of the Second Lien Notes Indenture.

Second Lien Notes Documents shall mean, collectively, the Second Lien Notes Indenture, the Second Lien Notes and all other agreements, documents or instruments related thereto.

Second Lien Notes Facility shall mean the senior notes facility obtained by the Borrowers pursuant to the terms of the Second Lien Notes Indenture, in an aggregate principal amount not to exceed $275,000,000.

Second Lien Notes Guarantees shall mean the Guarantee by each of Westmoreland Energy, Westmoreland NC, WEI, Westmoreland Roanoke, Westmoreland Resources, WRI, Coal Sales, Westmoreland Power, WCC, and Kemmerer of Westmoreland Parent’s and Westmoreland Partners’ obligations under the Second Lien Notes Indenture and the Second Lien Notes executed pursuant to the provisions of the Second Lien Notes Indenture.

Second Lien Notes Holders shall mean the holders of the Second Lien Notes.

Second Lien Notes Indenture shall mean the Indenture dated as of February 4, 2011, among Westmoreland Parent, Westmoreland Partners and the Second Lien Notes Trustee, as supplemented and amended by the First Supplemental Indenture dated as of January 31, 2012 among Westmoreland Parent, Westmoreland Partners and the Second Lien Notes Trustee.

Second Lien Notes Intercreditor Agreement shall mean that certain Intercreditor Agreement dated as of the date hereof among Second Lien Notes Trustee, Lender and the Borrowers, as amended, restated, supplemented or otherwise modified from time to time.

Second Lien Notes Obligations means all obligations and liabilities of the Borrowers under the Second Lien Notes Facility.

Second Lien Notes Trustee means Wells Fargo Bank, National Association in its capacity as trustee for the Second Lien Notes Holders under the Second Lien Notes Indenture, and its permitted successors and assigns in such capacity.

Securities Account shall have the meaning set forth in the UCC.

Subordinated Debt shall mean (i) the Second Lien Notes and (ii) all other indebtedness for borrowed money and any other claims or obligations arising under, evidenced by or related to indebtedness which is subject to a subordination agreement in form and substance acceptable to Lender.

Subsidiary shall mean any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by a Borrower, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by a Borrower or any partnership of which a Borrower is a general partner.

Supporting Obligations shall have the meaning set forth in the UCC.

Tangible Chattel Paper shall have the meaning ascribed to such term in the UCC.

Taxes shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding the Excluded Taxes.

UCC shall mean the Uniform Commercial Code as in effect in the State of Illinois.

USA Patriot Act shall have the meaning set forth in Section 18.2 hereof.

Westmoreland Power shall mean Westmoreland Power, Inc., a Delaware corporation.

Westmoreland Risk Management shall mean Westmoreland Risk Management, Ltd., a Montana corporation and wholly owned Subsidiary of Westmoreland Parent.

SECTION 2

LOANS

2.1           Revolving Loans.  Subject to the terms and conditions of this Agreement and the other Loan Documents, prior to the Maturity Date, Lender shall, absent the occurrence and continuance of an Event of Default, make revolving loans and advances (the “Revolving Loans”) in an aggregate amount up to the lesser of Revolving Loan Availability at such time and the Revolving Loan Commitment.

The aggregate unpaid principal balance of the Revolving Loans shall not at any time exceed the lesser of (i) Revolving Loan Availability minus the Letter of Credit Obligations and (ii) the Revolving Loan Commitment minus the Letter of Credit Obligations.  If at any time the principal amount of the outstanding Revolving Loans exceeds either the Revolving Loan Availability or the Revolving Loan Commitment, in each case minus the Letter of Credit Obligations, or any portion of the Revolving Loans and Letter of Credit Obligations exceeds any applicable sublimit within Revolving Loan Availability, Borrowers shall immediately, and without the necessity of demand by Lender, pay to Lender such amount as may be necessary to eliminate such excess and Lender shall apply such payment to the Revolving Loans to eliminate such excess.

2.2           Reserved.

2.3           Loan Procedures.

2.3.1           Various Types of Loans.  Each Revolving Loan shall be either Base Rate Loans or LIBOR Loans (each a “type” of Loan), as Borrowers shall specify in the related notice of borrowing or conversion pursuant to Section 2.3.2 or 2.3.3.  LIBOR Loans having the same Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups.”  Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than four different Groups of LIBOR Loans shall be outstanding at any one time.

2.3.2           Borrowing Procedures.

(a)           The Representative shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit B or telephonic notice (followed immediately by a Notice of Borrowing) to Lender of each proposed Base Rate or LIBOR borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 11:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such borrowing.  Each such notice shall be effective upon receipt by Lender, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor.  Each borrowing shall be on a Business Day.  Each LIBOR borrowing shall be in an aggregate amount of at least $1,000,000 and an integral multiple of at least $1,000,000.

(b)           Borrowers hereby authorize Lender in its sole discretion, to advance Revolving Loans as Base Rate Loans to pay any Obligations (whether principal, interest, fees or other charges when due), and any such Obligations becoming due shall be deemed a request for a Base Rate borrowing of a Revolving Loan on the due date, in the amount of such Obligations. The proceeds of such Revolving Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Lender may, at its option, charge such Obligations against any operating, investment or other account of any Borrower maintained with Lender or any of its Affiliates.

2.3.3                  Conversion and Continuation Procedures.  (1) Subject to Section 2.3.1, the Representative may, upon irrevocable written notice to Lender in accordance with clause (b) below:

(i)            elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $1,000,000 and a higher integral multiple of $1,000,000) into Loans of the other type; or

(ii)           elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $1,000,000 or a higher integral multiple of $1,000,000) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $1,000,000 and an integral multiple of $1,000,000.

(b)           The Representative shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit C or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to Lender of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 A.M., Chicago time, on the proposed date of such conversion, and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(i)           the proposed date of conversion or continuation;

(ii)           the aggregate amount of Loans to be converted or continued;

(iii)           the type of Loans resulting from the proposed conversion or continuation; and

(iv)           in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

(c)           If upon the expiration of any Interest Period applicable to LIBOR Loans, Representative has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, Borrowers shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 4.2.4.

2.4           Repayments.  The Revolving Loans and all other Obligations shall be repaid on the Maturity Date.

2.5           Notes.  The Loans shall, in Lender’s sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to Lender.  However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by Lender.

2.6           Recordkeeping.  Lender shall record in its records the date and amount of each Loan made by Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end.  The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid.  The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrowers hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

SECTION 3

LETTERS OF CREDIT

3.1           General Terms.  Subject to the terms and conditions of this Agreement and the other Loan Documents prior to the Maturity Date for the Revolving Loans, Lender shall, absent the occurrence and continuance of an Event of Default, from time to time cause to be issued and co-sign for or otherwise guarantee, upon Borrowers’ request, commercial and/or standby Letters of Credit; provided, that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed Two Million and No/100 Dollars ($2,000,000).  Payments made by the L/C Issuer to any Person on account of any Letter of Credit shall be immediately payable by Borrowers without notice, presentment or demand and Borrowers agree that each payment made by the L/C Issuer in respect of a Letter of Credit shall constitute a request by Borrowers for a Loan to reimburse L/C Issuer.  In the event such Loan is not advanced by Lender for any reason, such reimbursement obligations (whether owing to the issuer of the Letter of Credit or Lender if Lender is not the issuer) shall become part of the Obligations hereunder and shall bear interest at the rate then applicable to Revolving Loans until repaid.  Borrowers shall, with respect to each Letter of Credit, remit to Lender a Letter of Credit fee equal to three percent (3.0%) per annum on the undrawn face amount of each Letter of Credit outstanding, which fee shall be payable monthly in advance at the time of the issuance of such Letter of Credit.  Said fee shall be calculated on the basis of a 360 day year.  Borrowers shall also pay on demand the normal and customary administrative charges of L/C Issuer for the issuance, amendment, negotiation, renewal or extension of any Letter of Credit.  In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

3.2           Letter of Credit Procedures.

3.2.1           L/C Applications.  Borrowers shall execute and deliver to the L/C Issuer the Master Letter of Credit Agreement from time to time in effect.  Borrowers shall give notice to Lender and the L/C Issuer of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the L/C Issuer Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit.  Each such notice shall be accompanied by an L/C Application, duly executed by Borrowers and in all respects satisfactory to the L/C Issuer, together with such other documentation as the L/C Issuer may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the scheduled Termination Date (unless such Letter of Credit is Cash Collateralized)) and whether such Letter of Credit is to be transferable in whole or in part.  Any Letter of Credit outstanding after the scheduled Maturity Date which is Cash Collateralized for the benefit of the L/C Issuer shall be the sole responsibility of the L/C Issuer.

3.2.2           Reimbursement Obligations Unconditional.  Borrowers’ reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set-off, defense or other right which any Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Borrower and the beneficiary named in any Letter of Credit), (c) the validity, sufficiency or genuineness of any document which the L/C Issuer has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof.  Without limiting the foregoing, no action or omission whatsoever by Lender under or in connection with any Letter of Credit or any related matters shall result in any liability of Lender to Borrowers, or relieve Borrowers of any of their obligations hereunder to any such Person.

3.3           Expiration Dates of Letters of Credit.  The expiration date of each Letter of Credit shall be no later than the earlier of (i) one (1) year from the date of issuance and (ii) the thirtieth (30th) day prior to the Maturity Date for Revolving Loans, unless such Letter of Credit is Cash Collateralized in accordance with the terms below.  Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more one (1) year periods, so long as the L/C Issuer has the right to terminate the Letter of Credit at the end of each one (1) year period and no extension period extends past the tenth (10th) day prior to the Maturity Date for Revolving Loans (unless such Letter of Credit is Cash Collateralized).

3.4           Cash Collateralization. If any Event of Default shall occur and be continuing and Lender provides notice to Borrowers of the requirement that Borrowers Cash Collateralize all outstanding Letters of Credit, or in the event any Letter of Credit remains outstanding beyond the Maturity Date, the Borrowers shall deposit in one or more accounts with Lender, for the benefit of the L/C Issuer, in the name of the Lender an amount in cash equal to 105% of the face amount of all outstanding Letters of Credit as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower under Sections 15.6 or 15.7 herein.  Such deposit shall be held by the Lender as collateral for the payment and performance of the outstanding Letters of Credit and all fees referred to in Section 3.1 (the “LC Exposure”).  Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account(s), and Borrowers hereby grant Lender a security interest in such account(s) to secure the LC Exposure.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Lender and at the Borrowers’ risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account(s).  Moneys in such account(s) shall be applied by Lender to reimburse the applicable L/C Issuer for draws under any Letter of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure.  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, the Lender shall return such amount (to the extent not applied as aforesaid) to the Borrowers after all Events of Default have been cured or waived and the Loans de-accelerated.  If the Borrowers are required to provide cash collateral as a result of any Letter of Credit being outstanding beyond the Maturity Date, Lender shall return such cash collateral upon the expiration of such Letter of Credit to the extent no claims have been made and are outstanding against such Letter of Credit.  Upon the Payment in Full of all of the Obligations, all cash collateral shall be returned to the Borrowers or such other party as directed by any court of law having jurisdiction over such cash collateral.

SECTION 4

INTEREST, FEES AND CHARGES

4.1           Interest Rate.  Subject to the terms and conditions set forth below, the Loans shall bear interest at the per annum rate of interest set forth in subsection (a), (b), (c) or (d) below:

(a)           Base Rate Revolving Loans.  Revolving Loans bearing interest at the Base Rate shall bear interest at the Base Rate in effect from time to time, payable on the first Business Day of each month in arrears for interest through the last day of the prior month.  Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Base Rate effective on the effective date of each such change in the Base Rate.

(b)           LIBOR Rate Revolving Loans.  Revolving Loans bearing interest at the LIBOR Rate shall bear interest at two and one-quarter of one percent (2.25%) per annum in excess of the LIBOR Rate for the applicable Interest Period, such rate to remain fixed for such Interest Period.  Interest shall be payable on the first Business Day of each month in arrears for interest through the last day of the prior month.

(c)           Default Rate.  Upon the occurrence of an Event of Default and during the continuance thereof, the Loans shall bear interest at the rate of two percent (2.0%) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand.  All interest shall be calculated on the basis of a 360 day year.

(d)           LIBOR Rate Determination.  The applicable LIBOR Rate for each Interest Period shall be determined by Lender, and notice thereof shall be given by Lender promptly to the Representative.  Each determination of the applicable LIBOR Rate by Lender shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.  Lender shall, upon written request of the Representative, deliver to the Representative a statement showing the computations used by Lender in determining any applicable LIBOR Rate hereunder.

4.2           Increased Costs; Special Provisions For LIBOR Loans.

4.2.1           Increased Costs.  (2) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency arising from such change or adoption:  (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender; or (ii) shall impose on Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) Lender (or any LIBOR Office of Lender) of making or maintaining any LIBOR Loan from the costs Lender expected to incur but for such change or adoption, or to reduce the amount of any sum received or receivable by Lender (or its LIBOR Office) under this Agreement or under its Note with respect thereto below the amount that Lender expected to receive but for such change or adoption, then within five (5) Business Days after receipt of demand thereof from Lender, (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrowers shall pay directly to Lender such additional amount as will compensate Lender for such increased cost or such reduction.

(b)           If Lender shall reasonably determine that any change after the date hereof in, or the adoption after the date hereof of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by Lender or any Person controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency arising from such change or adoption, has or would have the effect of reducing the rate of return on Lender’s or such controlling Person’s capital as a consequence of Lender’s obligations hereunder or under any Letter of Credit to a level below that which Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by Lender or such controlling Person to be material, then from time to time, within five (5) Business Days after receipt of demand thereof from Lender, (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrowers shall pay to Lender such additional amount as will compensate Lender or such controlling Person for such reduction.

4.2.2           Basis for Determining Interest Rate Inadequate or Unfair.  If:

(a)           Lender reasonably determines (which determination shall be binding and conclusive on Borrowers) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(b)           the LIBOR Rate as determined by Lender will not adequately and fairly reflect the cost to Lender of maintaining or funding LIBOR Loans for such Interest Period or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of Lender materially affects such Loans;

then Lender shall promptly notify the Representative and, so long as such circumstances shall continue, (i) Lender shall not be under any obligation to make or convert any Base Rate Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

4.2.3           Changes in Law Rendering LIBOR Loans Unlawful.  If, after the date hereof, any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of Lender cause a substantial question as to whether it is) unlawful for Lender to make, maintain or fund LIBOR Loans, then Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by Lender which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of Lender (or, in any event,  on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.  Each Base Rate Loan made by Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding until the earlier of (i) the date on which such Base Rate Loan is converted (when and if such conversion is lawful) or (ii) the Maturity Date.

4.2.4           Funding Losses.  Within five (5) Business Days after receipt of demand thereof from Lender, (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed and a calculation of such amount in reasonable detail), Borrowers will indemnify Lender against any net loss or expense which Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to fund or maintain any LIBOR Loan), as reasonably determined by Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 2.3.3) or (b) any failure of Borrowers to borrow, prepay, convert or continue any Loan on a date specified therefor in a notice of borrowing, prepayment, conversion or continuation pursuant to this Agreement.  For this purpose, all notices to Lender pursuant to this Agreement shall be deemed to be irrevocable.

4.2.5           Right of Lender to Fund through Other Offices.  Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by Lender and the obligation of Borrowers to repay such Loan shall nevertheless be to Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

4.2.6           Discretion of Lender as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

4.2.7           Mitigation of Circumstances.  Lender shall promptly notify the Representative of any event of which Lender has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in Lender’s sole judgment, otherwise disadvantageous to Lender) to mitigate or avoid, (i) any obligation by Borrowers to pay any amount pursuant to Sections 4.2.1 or 4.4 or (ii) the occurrence of any circumstances described in Sections 4.2.2 or 4.2.3 (and, if Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, Lender shall promptly so notify Borrowers).  Without limiting the foregoing, Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrowers of) any event described in clause (i) or (ii) above and such designation will not, in Lender’s sole judgment, be otherwise disadvantageous in any material respect to Lender.

4.2.8           Conclusiveness of Statements; Survival of Provisions.  Determinations and statements of Lender pursuant to Sections 4.2.1, 4.2.2, 4.2.3 or 4.2.4 shall be conclusive absent demonstrable error.  Lender may use reasonable averaging and attribution methods in determining compensation under Sections 4.2.1 and 4.2.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

4.3           Fees and Charges.

4.3.1                  Closing Fee:  Borrowers shall pay to Lender a closing fee equal to one percent (1.0%) of the Maximum Loan Amount, which fee shall be fully earned and payable on the date of disbursement of the initial Loans hereunder.

4.3.2           Unused Line Fee:  Borrowers shall pay to Lender an unused line fee at an annual rate of three-quarters of one percent (0.75%) of the difference between the amount of Revolving Loan Commitment as of the date of determination and the average daily balance of the sum of the Revolving Loans plus the Letter of Credit Obligations for each month, which fee shall be fully earned by Lender on the first day of each month, beginning on the first day of the month following the Closing Date, and payable monthly in arrears on the first (1st) day of each month with respect to all activity through the last day of the prior month.  Said fee shall be calculated on the basis of a 360 day year.

4.3.3           Collateral Monitoring Fee: Borrowers shall pay to Lender a Collateral Monitoring Fee of Twenty Thousand Dollars ($20,000) for each 12-month period, which fee shall be fully earned by Lender when paid and payable by Borrowers on the date of the disbursement of the initial Loans hereunder, and on each anniversary of such date thereafter.

4.3.4           Costs and Expenses: Borrowers shall reimburse Lender for all costs and expenses, including, without limitation, reasonable legal expenses and reasonable attorneys’ fees (for outside counsel), incurred by Lender in connection with the (i) documentation and consummation of the transaction contemplated by the Loan Documents, including, without limitation, Uniform Commercial Code and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs; (ii) collection, protection or enforcement of any rights of Lender in or to the Collateral; (iii) collection by Lender of any Obligations; and (iv) administration and enforcement of any of Lender’s rights under this Agreement or any other Loan Document (including, without limitation, any reasonable costs and expenses of any third party provider engaged by Lender for such purposes).  Borrowers shall also pay all normal service charges with respect to all accounts maintained by Borrowers with Lender and any additional services requested by Borrowers from Lender.

4.4           Taxes.

(a)           All payments made by Borrowers hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense.  To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by Borrowers free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b)           If Borrowers make any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, Borrowers shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 4.4(b)), the amount paid to Lender equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 4.4(b).  To the extent Borrowers withhold any Taxes on payments hereunder or under any Loan Document, Borrowers shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and promptly following receipt thereof shall deliver to Lender after it has made payment to such authority any receipt issued by such authority (or other evidence satisfactory to Lender) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

If Lender is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against Lender with respect to amounts received or receivable hereunder or under any other Loan Document, Borrowers will indemnify Lender against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 4.4.  A certificate prepared in good faith as to the amount of such payment by Lender shall, absent manifest error, be final, conclusive, and binding on all parties.

4.5           Treatment of Certain Refunds.  If Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 4.4 (including by the payment of additional amounts pursuant to Section 4.4), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Borrowers and without interest (other than any interest paid by the relevant governmental authority with respect to such refund).  Lender will make such payment to Borrowers within ten (10) days after Lender has determined that it owes amounts to the Borrowers pursuant to the first sentence of this Section 4.5.

4.6           Maximum Interest.  It is the intent of the parties that the rate of interest and other charges to Borrowers under this Agreement and the other Loan Documents shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Lender may lawfully charge Borrowers, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrowers.

SECTION 5

COLLATERAL

5.1           Grant of Security Interest to Lender.  As security for the payment of all Loans now or in the future made by Lender to Borrowers hereunder and for the payment, performance or other satisfaction of all other Obligations, each Borrower hereby assigns and grants a continuing security interest to Lender in the following property of each Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located:

(a)           All of each Borrower’s Accounts, Inventory (whether or not Eligible Inventory), money, contract rights, Chattel Paper, Documents, Deposit Accounts, Securities Accounts, securities, Investment Property and Instruments with respect thereto, and all of each Borrower’s rights, remedies, security, Liens and supporting obligations, in, to and in respect of the foregoing, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guarantees or other contracts of suretyship with respect to such property, deposits or other security for the obligation of any Account Debtor, and credit and other insurance and all Inventory described in invoices or other documents or instruments with respect to, or otherwise representing or evidencing, any Account, and all returned, reclaimed or repossessed Inventory;

(b)           To the extent not listed above, all of each Borrower’s money, securities, Investment Property, Deposit Accounts, Securities Accounts, Instruments and other property and the proceeds thereof that are now or hereafter held or received by, in transit to, in possession of, or under the control of Lender or any parent, Affiliate or Subsidiary of Lender or any participant in the Loans, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(c)           To the extent not listed above, all of each Borrower’s now owned or hereafter acquired Deposit Accounts or Securities Accounts into which Accounts or the proceeds of Accounts are deposited, including the Lockbox Account and all signature cards, account agreements and other documents relating to the Deposit Accounts or Securities Accounts;

(d)           All Deposit Accounts, bank accounts, deposits and cash;

(e)           All of each Borrower’s general intangibles (including, without limitation, payment intangibles) and other property of every kind and description with respect to, evidencing or relating to its Accounts or Inventory, including, without limitation, all existing and future customer lists, choses in action, claims, books, records, ledger cards, contracts, licenses, formulae, tax and other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies, and computer programs, tapes, programs, discs, information, software, records, and data, all computers, word processors, printers, switches, interfaces, source codes, mask works, software, web servers, website service contracts, internet connection contract or line lease, website hosting service contract, website license agreements, back-up copies of website content, contracts with website advertisers, scripts, codes or Active-X controls, technology escrow agreements, website content development agreements, all rights, of whatever form, in and to domain names, instructional material, and connectors and all parts, accessories, additions, substitutions, or options together with all property or equipment used in connection with any of the above or which are used to operate or cause to operate any features, special applications, format controls, options or software of any or all of the above-mentioned items as the same relates to the Accounts or Inventory or is otherwise necessary or helpful in the collection thereof or realization thereto; and

(f)           All additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property.

5.2           Other Security.  Lender, in its sole discretion, without waiving or releasing (i) any obligation, liability or duty of Borrowers under this Agreement or the other Loan Documents or (ii) any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral, provided, that Lender may take such actions with respect to Permitted Liens only after the occurrence and during the continuance of an Event of Default.  All sums paid by Lender in respect thereof and all costs, fees and expenses including, without limitation, reasonable attorney fees, all court costs and all other charges relating thereto incurred by Lender shall constitute Obligations, payable by Borrowers to Lender on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

5.3           Possessory Collateral.  Immediately upon any Borrower’s receipt of any portion of the Collateral that is Tangible Chattel Paper and any Investment Property consisting of certificated securities, such Borrower shall deliver the original thereof to Lender together with an appropriate endorsement or other specific evidence of assignment thereof to Lender (in form and substance acceptable to Lender).  If an endorsement or assignment of any such items shall not be made for any reason, Lender is hereby irrevocably authorized, as Borrowers’ attorney and agent-in-fact, to endorse or assign the same on Borrowers’ behalf.

5.4           Electronic Chattel Paper.  To the extent that any Borrower obtains or maintains any Electronic Chattel Paper constituting proceeds of the Collateral, such Borrower shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies Lender as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by Lender or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Lender, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

SECTION 6

PRESERVATION OF COLLATERAL AND
PERFECTION OF SECURITY INTERESTS THEREIN

Borrowers shall, at Lender’s request, at any time and from time to time, authenticate, execute and deliver to Lender such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Lender) and do such other acts and things or cause third parties to do such other acts and things as Lender may deem necessary or desirable in its sole discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Obligations, and in order to facilitate the collection of the Collateral.  Each Borrower irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as such Borrower’s true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Lender’s security interest in the Collateral.  Each Borrower further ratifies and confirms the prior filing by Lender of any and all financing statements which identify each Borrower as debtor, Lender as secured party and any or all Collateral as collateral.

SECTION 7

POSSESSION OF COLLATERAL AND RELATED MATTERS

Until otherwise notified by Lender following the occurrence and during the continuance of an Event of Default, Borrowers shall have the right, except as otherwise provided in this Agreement, in the ordinary course of Borrowers’ business, to (a) sell, lease or furnish any of Borrowers’ Inventory normally held by Borrowers for any such purpose; and (b) use and consume any raw materials, work in process or other materials normally held by Borrowers for such purpose; provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by Borrowers.

SECTION 8

COLLECTIONS

8.1           Blocked Account.  Borrowers shall direct all of their Account Debtors to make all payments on the Accounts that are made by (a) check directly to a mailing address designated by, and under the exclusive control of, Lender, at Lender or a financial institution acceptable to Lender and (b) wire transfer to an account under the exclusive control of Lender, at Lender or a financial institution acceptable to Lender; provided, that with respect to payments made by check, with the consent of Lender, Borrowers may collect payments and remotely scan such checks to Lender in a manner satisfactory to Lender (“Remote Scanning”) on a daily basis as such checks are received.  Upon the request of Lender following an Event of Default that is continuing, Borrowers shall establish an account (the “Lockbox Account”) in Borrowers’ name, for the benefit of Lender, with Lender or a financial institution acceptable to Lender, into which all payments received in the Lockbox shall be deposited, and into which Borrowers will immediately deposit all payments received by Borrowers on Accounts in the identical form in which such payments were received, whether by cash or check.  If Borrowers, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of Borrowers or any Affiliate or Subsidiary, or any other Person acting for or in concert with Borrowers shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts or other Collateral, Borrowers and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Lender and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lockbox Account in a manner satisfactory to Lender including by Remote Scanning.  The financial institution with which the Lockbox Account is established shall acknowledge and agree, in a manner satisfactory to Lender, that the checks, instruments, and other property in such Lockbox and Lockbox Account are the sole and exclusive property of Lender, that such financial institution will follow the instructions of Lender with respect to disposition of funds in the Lockbox and Lockbox Account without further consent from the Borrowers, and that the financial institution will not accept, and Lender will not be obligated to accept, instructions of Borrowers with respect to the Lockbox Account.  On any day on which there are outstanding Revolving Loans, the daily ledger balance of such accounts as of the beginning of each Business Day shall be transferred to Lender each Business Day for application in accordance with Section 8.3.  All payments made to such Lockbox Account or otherwise received by Lender, whether in respect of the Accounts or as Proceeds of other Collateral or otherwise (except for proceeds of Collateral which are required to be delivered to the holder of a Permitted Lien which is prior in right of payment), will be applied on account of the Obligations in accordance with the terms of this Agreement on any day in which Revolving Loans are outstanding; provided, that so long as no Event of Default has occurred and is continuing, payments received by Lender shall not be applied to the unmatured portion of the LIBOR Rate Loans, but shall be held in a cash collateral account maintained by Lender/transferred to Borrowers’ operating account at Lender, until the earlier of (i) the last Business Day of the Interest Period applicable to such LIBOR Rate Loan and (ii) the occurrence of an Event of Default; provided further, that so long as no Event of Default has occurred and is continuing, the immediately available funds in such cash collateral account may be disbursed, at the Representative’s discretion, to Borrowers so long as after giving effect to such disbursement, Borrowers’ availability under Section 2.1 hereof at such time, equals or exceeds the outstanding Revolving Loans at such time.  Borrowers shall pay all customary fees, costs and expenses in connection with opening and maintaining the Lockbox and Lockbox Account.  All of such fees, costs and expenses if not paid by Borrowers, may be paid by Lender (if at a financial institution other than Lender) or otherwise charged to Borrowers and in such event all amounts paid by Lender or charged by Lender shall constitute Obligations hereunder, shall be payable to Lender by Borrowers upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.  All checks, drafts, instruments and other items of payment or Proceeds of Collateral shall be endorsed by Borrowers to Lender, and, if that endorsement of any such item shall not be made for any reason, Lender is hereby irrevocably authorized to endorse the same on Borrowers’ behalf.  For the purpose of this section, each Borrower irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as each Borrower’s true and lawful attorney and agent-in-fact (i) to endorse each Borrower’s name upon said items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of any Borrower or Goods pertaining thereto; (ii) to take control in any manner of any item of payment or Proceeds thereof and (iii) to have access to any lockbox or postal box into which any of any Borrower’s mail is deposited, and open and process all mail addressed to each Borrower and deposited therein.

8.2           Lender’s Rights.  Lender may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Obligations, (i) enforce collection of any of Borrowers’ Accounts or other amounts owed to Borrowers by suit or otherwise; (ii) exercise all of Borrowers’ rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to Borrowers; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to Borrowers, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of Borrowers or other amount owed to Borrowers upon such terms, for such amount and at such time or times as Lender deems advisable; (v) prepare, file and sign each Borrower’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to Borrowers; and (vi) do all other acts and things which are necessary, in Lender’s sole discretion determined in good faith, to fulfill Borrowers’ obligations under this Agreement and the other Loan Documents and to allow Lender to collect the Accounts or other amounts owed to Borrowers.  In addition to any other provision hereof, Lender may at any time, after the occurrence and during the continuance of an Event of Default, at Borrowers’ expense, notify any parties obligated on any of the Accounts to make payment directly to Lender of any amounts due or to become due thereunder.

8.3           Application of Proceeds.  For purposes of calculating interest and fees, Lender shall, within one (1) Business Day after application of the daily ledger balance to the Obligations as set forth in the immediately following sentence, apply the whole or any part of such collections or Proceeds against the Obligations in such order as Lender shall determine in its sole discretion.  For purposes of determining the amount of Loans available for borrowing purposes, Lender shall apply the daily ledger balance in the Lockbox Account as of the beginning of each Business Day in whole or in part against the Obligations, in such order as Lender shall determine in its sole discretion, on the day of receipt, subject to actual collection.

8.4           Account Statements.  On a monthly basis, Lender shall deliver to Borrowers an account statement showing all Loans, charges and payments, which shall be deemed final, binding and conclusive upon Borrowers unless Borrowers notify Lender in writing, specifying any error therein, within thirty (30) days of the date such account statement is sent to Borrowers and any such notice shall only constitute an objection to the items specifically identified.

SECTION 9

COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES

9.1           Weekly Reports.  Borrowers shall deliver to Lender an executed loan report and certificate in Lender’s then current form at least once each week (or if there is no borrowing, at least once each month), which shall be accompanied by copies of Borrowers’ sales journal, cash receipts journal and credit memo journal (as requested by Lender) for the relevant period.  Such report shall reflect the activity of Borrowers with respect to Accounts for the immediately preceding week, and shall be in a form and with such specificity as is satisfactory to Lender and shall contain such additional information concerning Accounts and Inventory as may be requested by Lender including, without limitation, but only if specifically requested by Lender, copies of all invoices prepared in connection with such Accounts.

9.2           Monthly Reports.  Borrowers shall deliver to Lender, in addition to any other reports, as soon as practicable and in any event within fifteen (15) days after the end of each month, (a) a detailed trial balance of Borrowers’ Accounts aged per invoice date, in form and substance reasonably satisfactory to Lender including, without limitation, the names and addresses of all Account Debtors of Borrowers, (b) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as Lender may require in its sole discretion), including a listing of any held checks, and (c) the general ledger inventory account balance, an inventory report and Lender’s standard form of Inventory report then in effect or the form most recently requested from Borrowers by Lender, for Borrowers by each category of Inventory, together with a description of the monthly change in each category of Inventory.

9.3           Financial Statements.  The Borrowers shall deliver to Lender the following financial information, all of which shall be prepared in accordance with GAAP consistently applied, and shall be accompanied by a compliance certificate in the form of Exhibit A hereto, which compliance certificate shall include a calculation of all financial covenants contained in this Agreement:  (i) no later than thirty (30) days after each calendar month, copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of the Borrowers, certified by the Chief Financial Officer of Westmoreland Parent; and (ii) no later than one hundred twenty (120) days after the end of each of the Borrowers’ Fiscal Years, audited annual consolidated and consolidating financial statements with an unqualified opinion by independent certified public accountants selected by the Borrowers and reasonably satisfactory to Lender, which consolidated and consolidating financial statements shall be accompanied by copies of any management letters sent to the Borrowers by such accountants.

9.4           Annual Projections.  No later than thirty (30) days prior to the beginning of each Fiscal Year, the Borrowers shall deliver to Lender projected balance sheets, statements of income and cash flow for the Borrowers, for each of the twelve (12) months during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Lender.

9.5           Explanation of Budgets and Projections.  In conjunction with the delivery of the annual presentation of projections or budgets referred to in Section 9.4 above, the managing member or an executive officer of the Borrowers shall be available upon request by Lender to discuss in detail, all changes and developments between the anticipated financial results included in such projections or budgets and the historical financial statements of the Borrowers and shall prepare such additional written reports explaining such charges and developments as reasonably requested by Lender.

9.6           Public Reporting.  Promptly upon the filing thereof, the Borrowers shall deliver to Lender copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrowers or any of their Subsidiaries files with the Securities and Exchange Commission, as well as promptly providing to Lender copies of any reports and proxy statements delivered to their shareholders.  Documents required to be delivered pursuant to this Section 9.6 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which any Borrower posts such documents, or provides a link thereto on the Borrower’s website.

9.7           Other Information.  Promptly following request therefor by Lender, such other business or financial data, reports, appraisals and projections as Lender may reasonably request.

SECTION 10

TERMINATION

Lender’s obligations under this Agreement shall be in effect from the date hereof until the Maturity Date or such earlier date that the Obligations are accelerated pursuant to Section 16 hereof.  Upon the Maturity Date or the earlier acceleration of the Obligations as set forth above, Lender shall not be obligated to make any additional Loans on or after the date identified as the date on which the Obligations are to be repaid; and this Agreement shall terminate on the date thereafter that the Obligations are Paid in Full (except for such provisions that by their terms survive the termination of this Agreement) and all Letters of Credit are returned to the L/C Issuer for cancellation.  At such time as Borrowers have repaid all of the Obligations and all Letters of Credit are returned to L/C Issuer for cancellation and this Agreement has terminated, Borrowers shall deliver to Lender a release, in the form of Exhibit D hereto, of all obligations and liabilities of Lender and its officers, directors, employees, agents, parents, subsidiaries and affiliates to Borrowers.  If, during the term of this Agreement, Borrowers prepay all of the Obligations, return all Letters of Credit for cancellation or Cash Collateralize such Letters of Credit, and this Agreement is terminated, Borrowers shall pay to Lender as a prepayment fee, in addition to the payment of all other Obligations, an amount equal to (i) two percent (2%) of the Maximum Loan Amount if such prepayment occurs two (2) years or more prior to the Original Maturity Date, (ii) one percent (1%) of the Maximum Loan Amount if such prepayment occurs less than two (2) years, but at least one (1) year prior to the Original Maturity Date, or (iii) one-half of one percent (0.50%) of the Maximum Loan Amount if such prepayment occurs less than one (1) year prior to (a) the Original Maturity Date or (b) any subsequent extension of the Original Maturity Date occurring hereafter.

SECTION 11

REPRESENTATIONS AND WARRANTIES

The Borrowers hereby represent and warrant to Lender, which representations and warranties (whether appearing in this Section 11 or elsewhere) shall be true at the time of the Borrowers’ execution hereof, shall remain true until the repayment in full and satisfaction of all the Obligations and termination of this Agreement, and shall be remade by the Borrowers at the time each Loan is made pursuant to this Agreement, provided, that representations and warranties made as of a particular date shall be true and correct as of such date:

11.1           Financial Statements and Other Information.  The financial statements and other written information delivered or to be delivered by the Borrowers to Lender at or prior to the date of this Agreement fairly present in all material respects the financial condition of the Borrowers as of the date of such financial statements and information, and there has been no material adverse change in the financial condition or the operations of the Borrowers since the date of the financial statements delivered to Lender most recently prior to the date of this Agreement.  All written information now or heretofore furnished by the Borrowers to Lender is true and correct as of the date with respect to which such information was furnished.

11.2           Locations.  The office where each Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, each Borrower’s principal place of business and all of each Borrower’s other places of business, locations of Collateral and post office boxes and locations of bank accounts are as set forth in Schedule 11.2 and at other locations within the continental United States of which Lender has been advised by the Borrowers in accordance with Section 12.2.1.  The Collateral, including, without limitation, the Equipment (except any part thereof which the Borrowers shall have advised Lender in writing consists of Collateral normally used in more than one state) is kept, or, in the case of vehicles, based, only at the addresses set forth on Schedule 11.2, and at other locations within the continental United States of which Lender has been advised by the Borrowers in writing in accordance with Section 12.2.1 hereof.

11.3           Loans by the Borrowers.  The Borrowers have not made any loans or advances to any Affiliate or other Person except as permitted by Section 13.6 hereof.

11.4           Accounts and Inventory.  Each Account or item of Inventory which Borrowers shall, expressly or by implication, request Lender to classify as an Eligible Account or as Eligible Inventory, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of Eligible Account and Eligible Inventory as set forth herein and as otherwise established by Lender from time to time.

11.5           Liens.  The Borrowers are the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by the Borrowers, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens.

11.6           Organization, Authority and No Conflict.  Westmoreland Parent is a corporation duly organized, validly existing and in good standing in the State of Delaware and its state organization identification number is 0024033.  Westmoreland Energy is a limited liability company duly organized, validly existing and in good standing in the State of Delaware, and its state organizational identification number is 2167615.  Westmoreland NC is a limited liability company duly organized, validly existing and in good standing the State of Virginia, and its state organizational identification number is S183596-8.  WEI is a corporation duly organized, validly existing and in good standing in the State of Delaware, and its state organization identification number is 2181866.  Westmoreland Roanoke is a limited partnership duly organized, validly existing and in good standing in the State of Delaware, and its state organization identification number is 2201291.  Westmoreland is a general partnership duly organized, validly existing and in good standing in the State of Virginia.  Westmoreland Resources is a corporation duly organized, validly existing and in good standing in the State of Delaware, and its state organization identification number is 0829180.  Kemmerer is a corporation duly organized, validly existing and in good standing in the State of Delaware, and its state organization identification number is 4798657.  Coal Sales is a corporation duly organized, validly existing and in good standing in the State of Delaware, and its state organization identification number is 0693230.  WCC is a corporation duly organized, validly existing and in good standing in the State of Delaware, and its state organization identification number is 4898788.  WRI is a corporation duly organized, validly existing and in good standing in the State of Delaware, and its state organization identification number is 4553561.  Each Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary or, if such Borrower is not so qualified, such failure does not have a Material Adverse Effect.  Each Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the other Loan Documents to which it is a party and perform its obligations hereunder and thereunder.  Each Borrower’s execution and delivery of, and its performance of its obligation under, this Agreement and the other Loan Documents to which it is a party do not violate the provisions of the organizational documents of such Borrower, or any statute, regulation, ordinance or law, or any agreement, contract or other document to which it is a party, except for agreements, contracts or other documents which would not have a Material Adverse Effect.  Each Borrower’s execution and delivery of, and performance of its obligations under, this Agreement and the other Loan Documents to which it is a party will not result in the imposition of any lien or other encumbrance upon such Borrower’s property (other than Permitted Liens) under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which such Borrower is a party.

11.7           Litigation.  Except as disclosed to Lender on Schedule 11.7 hereto, there are no actions or proceedings which are pending or, to the best of Borrowers’ knowledge, threatened against any Borrower which is, in the reasonable determination of such Borrower, reasonably likely to have a Material Adverse Effect.  No Borrower has any Commercial Tort Claims pending other than those set forth on Exhibit E hereto as Exhibit E may be amended from time to time upon notice by any Borrower to Lender.

11.8           Compliance with Laws and Maintenance of Permits.  The Borrowers have obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits necessary for the operation of the Borrowers’ businesses, the lack of which would have a Material Adverse Effect.  The Borrowers are in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure to comply with which would have a Material Adverse Effect.

11.9           Affiliate Transactions.  Except as set forth on Schedule 11.9 hereto or as permitted pursuant to Section 11.3 hereof, no Borrower is conducting transactions with any Affiliate other than transactions with Affiliates pursuant to terms that are no less favorable to any Borrower than the terms upon which such transactions would have been made in a comparable transaction at such time on an arm’s length basis by such Borrower with a Person that is not an Affiliate.

11.10           Names and Trade Names.  During the five (5) years immediately prior to the date of this Agreement, each Borrower’s name has been as set forth on the first page of this Agreement and no Borrower uses any trade names, assumed names, fictitious names or division names in the operation of its business, except as set forth on Schedule 11.10 hereto.

11.11           Equipment.  Except for Permitted Liens, the Borrowers have good and valid title to and ownership of all Equipment.  No Equipment is a Fixture to real estate unless such real estate is owned by the Borrowers and is subject to a mortgage in favor of Lender, or if such real estate is leased, is subject to a landlord’s agreement in favor of Lender on terms acceptable to Lender, or an accession to other personal property unless such personal property is subject to a first priority lien in favor of Lender, subject to Permitted Liens.

11.12           Enforceability.  This Agreement and the other Loan Documents to which the any Borrower is a party are the legal, valid and binding obligations of such Borrower and are enforceable against such Borrower in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar federal or state laws or judicial decisions relating to the rights of creditors.

11.13           Solvency.  Each Borrower is, after giving effect to the transactions contemplated hereby, solvent, able to pay its debts as they become due, has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents to which it is a party or by completion of the transactions contemplated hereunder or thereunder.

11.14           Indebtedness.  Except as set forth on Schedule 11.14 hereto or as otherwise provided in the Second Lien Notes Indenture, no Borrower is obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans.

11.15           Margin Security and Use of Proceeds.  None of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

11.16           Parent, Subsidiaries and Affiliates.  Except as set forth on Schedule 11.16 hereto, no Borrower has any Parents, Subsidiaries or other Affiliates or divisions, nor is any Borrower engaged in any joint venture or partnership with any other Person that is not a Borrower.

11.17           No Defaults.  No Borrower is in default under any material contract, lease or commitment to which it is a party which default would have a Material Adverse Effect, nor does any Borrower know of any dispute regarding any contract, lease or commitment which would have a Material Adverse Effect.

11.18           Employee Matters.  Except as set forth on Schedule 11.18, (a) neither any Borrower nor any of its employees are subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Borrower and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Borrower and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of the Borrowers, threatened between any Borrower and its employees.  Except as set forth on Schedule 11.18, no Borrower is a party to any employment contract with any officer or director of any Borrower.

11.19           Intellectual Property.  Each Borrower possesses adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue to conduct its business as heretofore conducted by it except to the extent that the failure to possess such items would not have a Material Adverse Effect.

11.20           Environmental Matters.  Except as set forth on Schedule 11.20, no Borrower has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violated Law or any license, permit, certificate, approval or similar authorization thereunder, other than any violations that would not reasonably be expected to have a Material Adverse Effect, and the operations of each Borrower comply with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder, other than to the extent any noncompliance would not be reasonably expected to have a Material Adverse Effect.  There has been no proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person against or to any Borrower or, to each Borrower’s knowledge, any investigation of any Borrower, nor (ii) is any proceeding, or to each Borrower’s knowledge, investigation, pending or, to each Borrower’s knowledge, threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental or health matter, which would have a Material Adverse Effect.  No Borrower has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

11.21           ERISA Matters.  The Borrowers have paid and discharged all obligations and liabilities arising under ERISA of a character which, if unpaid or unperformed, would reasonably be expected to have a Material Adverse Effect.

11.22           Investment Company Act.  No Borrower is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company” within the meaning of the Investment Company Act of 1940.

11.23           Anti-Terrorism Laws.

(a)           No Borrower (and, to the knowledge of each Borrower, no joint venture or subsidiary thereof) is in violation in any material respect of any United States Requirements of Law relating to terrorism, sanctions or money laundering (the “Anti-Terrorism Laws”), including the United States Executive Order No. 13224 on Terrorist Financing (the “Anti-Terrorism Order”) and the USA Patriot Act.

(b)           No Borrower (and, to the knowledge of each Borrower, no joint venture or subsidiary thereof) (i) is listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (ii) is owned or controlled by, or acting for or on behalf of, any person listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (iii) commits, threatens or conspires to commit or supports “terrorism” as defined in the Anti-Terrorism Order or (iv) is named as a “specially designated national and blocked person” in the most current list published by OFAC.

(c)           No Borrower (and, to the knowledge of each Borrower, no joint venture or Affiliate thereof) (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clauses (b)(i) through (b)(iv) above, (ii) deals in, or otherwise engages in any transactions relating to, any property or interests in property blocked pursuant to the Anti-Terrorism Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

11.24           Excluded Subsidiaries.  None of Westmoreland Power or Basin Resources, Inc. conducts any business or owns any assets.  WRI does not conduct any business or own any assets other than a one percent (1%) interest in Absaloka.

11.25           Reserved.

11.26           Investigations, Audits, Etc.  Except as set forth on Schedule 11.26, no Borrower is the subject of any review or audit by the IRS or any governmental investigation concerning the violation or possible violation of any law.

11.27           Capitalization; Subsidiaries.  The authorized equity interests and other securities of each Borrower and its Subsidiaries are as set forth on Schedule 11.27.  All issued and outstanding equity interests of each Borrower and its Subsidiaries are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (other than restrictions under the applicable organizational documents of such Borrower and its Subsidiaries, Permitted Liens and Liens in connection with the Second Lien Notes Facility) and such equity interests or other securities were issued in compliance with all applicable state and federal laws concerning the issuance of such securities.  The equity interests of each Borrower and its Subsidiaries are owned of record by the equityholders in the amounts set forth on Schedule 11.27.  As of the Closing Date, no equity interests of any Borrower or any of its Subsidiaries other than those described above are issued and outstanding.  Except as provided in Schedule 11.27, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Borrower or any of its Subsidiaries relating to any equity interests or other securities of any Borrower or any of its Subsidiaries.

11.28           Insurance.  Schedule 11.28 accurately summarizes or lists all of the insurance policies or programs of the Borrowers and their Subsidiaries.  To the Borrowers’ knowledge, all such policies are in full force and effect, underwritten by financially sound and reputable insurers, sufficient for all applicable Requirements of Law and otherwise are in compliance with the criteria set forth in Section 12.5.  All such policies will not in any way be affected by, or terminate or lapse by reason of the consummation of any of the transactions contemplated by any of the Transaction Documents.

SECTION 12

AFFIRMATIVE COVENANTS

Until payment and satisfaction in full of all Obligations and termination of this Agreement, unless the Borrowers obtain Lender’s prior written consent waiving or modifying any of the Borrowers’ covenants hereunder in any specific instance, each Borrower covenants and agrees as follows:

12.1           Maintenance of Records.  Each Borrower shall at all times keep accurate and complete books, records and accounts with respect to all of the Borrowers’ business activities, in accordance with sound accounting practices and GAAP consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Schedule 11.2.

12.2           Notices.  The Borrowers shall:

12.2.1                  Locations.  Promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Lender of the proposed opening of any new place of business or new location of Collateral, the closing of any existing place of business or location of Collateral, any change of in the location of any Borrower’s books, records and accounts (or copies thereof), the opening or closing of any post office box, the opening or closing of any bank account or, if any of the Collateral consists of Goods of a type normally used in more than one state, the use of any such Goods in any state other than a state in which the Borrowers have previously advised Lender that such Goods will be used.

12.2.2                  Eligible Accounts and Inventory.  Promptly upon becoming aware thereof, notify Lender if any Account or Inventory identified by the Borrowers to Lender as an Eligible Account or Eligible Inventory becomes ineligible for any reason.

12.2.3                  Litigation and Proceedings.  Promptly upon becoming aware thereof, notify Lender of any actions or proceedings which are pending or threatened against any Borrower which would reasonably be expected to have a Material Adverse Effect.

12.2.4                  Names and Trade Names.  Notify Lender within ten (10) days after the change of its name or the use of any trade name, assumed name, fictitious name or division name not previously disclosed to Lender in writing.

12.2.5                  ERISA Matters.  Promptly notify Lender of (x) the Borrowers’ knowledge of the occurrence of any “reportable event” (as defined in ERISA) which would reasonably be expected to result in the termination by the Pension Benefit Guaranty Corporation (the “PBGC”) of any employee benefit plan (“Plan”) covering any officers or employees of any Borrower, any benefits of which are, or are required to be, guaranteed by the PBGC, (y) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor or (z) any Borrower’s intention to terminate or withdraw from any Plan.

12.2.6                  Environmental Matters.  Promptly notify Lender upon becoming aware of any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or the generation, use, storage, treatment, transportation, manufacture handling, production or disposal of any Hazardous Materials (other than pursuant to or in accord with a valid permit, consent or approval obtained from the applicable governmental authority) or any other environmental or health matter which affects any Borrower or its business operations or assets or any properties at which any Borrower has transported, stored or disposed of any Hazardous Materials unless the foregoing would not reasonably be expected to have a Material Adverse Effect.

12.2.7                  Default; Material Adverse Change.  Promptly advise Lender of the occurrence of any event having or causing a Material Adverse Effect, and the occurrence of any Default or Event of Default hereunder.

12.2.8                  Subordinated Debt.  Promptly from time to time, copies of any material notices (including all notices of default or acceleration) received from any holder or trustee of or other Person, under or with respect to any Subordinated Debt.

All of the foregoing notices shall be provided by the Borrowers to Lender in writing.

12.3           Compliance with Laws and Maintenance of Permits.  Each Borrower shall maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect, and each Borrower shall remain in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply would have a Material Adverse Effect.  Following any good faith determination by Lender that there is non-compliance that would have a Material Adverse Effect, or any condition which would have such a Material Adverse Effect and that requires any action by or on behalf of any Borrower in order to avoid any such non-compliance, the Borrowers shall, at their expense, cause an independent environmental consultant acceptable to Lender to conduct such evaluations as are appropriate and prepare and deliver a report setting forth the results of such assessments, a proposed plan for correcting the non-compliance and an estimate of the costs thereof.

12.4           Inspection and Audits.  Each Borrower shall permit Lender, or any Persons designated by it, to call at each Borrower’s place of business at any reasonable times during business hours, upon reasonable prior written notice, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from each Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to each Borrower’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning each Borrower’s business as Lender may consider reasonable under the circumstances; provided, that unless an Event of Default has occurred and is continuing, no more than two (2) inspections shall occur in any Fiscal Year.  The costs of any such inspection for which the Borrowers shall be required to reimburse Lender shall not exceed $10,000 per inspection.  Each Borrower shall furnish to Lender such information relevant to Lender’s rights under this Agreement and the other Loan Documents as Lender shall at any time and from time to time reasonably request.  Lender, through its officers, employees or agents shall have the right, at any time and from time to time, to verify with any Borrower the validity, amount or any other matter relating to any of such Borrower’s Accounts, by mail, telephone, telecopy, electronic mail, or otherwise.  Each Borrower authorizes Lender and its agents to discuss the affairs, finances and business of such Borrower with any officers, employees or directors of such Borrower or with its Parent or any Affiliate or the officers, employees or directors of its Parent or any Affiliate, and to discuss the financial condition of each Borrower with such Borrower’s independent public accountants.  Any such discussions shall be without liability to Lender or to the Borrowers’ independent public accountants, so long as the Borrowers are given a reasonable opportunity to be present for any such discussions.  The Borrowers shall pay to Lender all reasonable customary fees and all costs and out-of-pocket expenses incurred by Lender in the exercise of its rights under this Section 12.4, and all of such fees, costs and expenses shall constitute Obligations hereunder, shall be payable on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

12.5           Insurance.  The Borrowers shall:

12.5.1                  Casualty Insurance; Business Interruption Insurance.  Keep the Collateral properly housed and insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision and such other risks as are customarily insured against by Persons engaged in businesses similar to that of the Borrowers, with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be satisfactory to Lender.  Original (or certified) copies of such policies of insurance have been or shall be, within ninety (90) days after the date hereof, delivered to Lender, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to Lender, showing loss under such insurance policies payable to Lender.  Such endorsement, or an independent instrument furnished to Lender, shall provide that the insurance company shall give Lender at least thirty (30) days written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of the Borrowers or any other Person shall affect the right of Lender to recover under such policy of insurance in case of loss or damage.  In addition, within thirty (30) days after the date of this Agreement, each Borrower shall cause its insurance broker to execute and deliver to Lender an agreement in form and substance acceptable to Lender providing that all proceeds of its business interruption insurance policies shall be paid to the Lender for application to the Obligations, or, upon satisfaction of all then-outstanding Obligations, to the Borrowers.  The Borrowers hereby direct all insurers under all policies of insurance to pay all proceeds payable thereunder in excess of $500,000 directly to Lender at any time that Obligations are outstanding, subject to any requirements of the Second Lien Notes Intercreditor Agreement.  Subject to the requirements of the Second Lien Notes Intercreditor Agreement, the Borrowers irrevocably make, constitute and appoint Lender (and all officers, employees or agents designated by Lender) as each Borrower’s true and lawful attorney (and agent-in-fact), effective only during any period(s) when any Obligations are outstanding, for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of the Borrowers on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance; provided however, that if no Event of Default shall have occurred and is continuing, the Borrowers may make, settle and adjust claims involving less than $500,000 in the aggregate without Lender’s consent.  If no Obligations are outstanding at the time that Lender receives any insurance proceeds, Lender shall deliver 100% of such insurance proceeds to the Borrowers.  If any Obligations are outstanding at the time that Lender receives any insurance proceeds, provided no Default or Event of Default exists, the Lender shall deliver to Borrower the lesser of (a) $500,000 of such insurance proceeds or (b) 100% of such insurance proceeds, which Borrower shall use to repair or replace the affected property within 180 days (or such longer period of time as agreed to by Lender) of receipt of such proceeds.  Any insurance proceeds received by Lender that are not delivered to the Borrowers for the replacement or repair of their properties shall be applied by Lender to the Obligations with any excess after application to the Obligations returned to the Borrowers.

12.5.2                  Liability Insurance.  Maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of the Borrowers with such companies and in such amounts, with such deductibles and under policies in such form as shall be satisfactory to Lender and original (or certified) copies of such policies have been or shall be, within ninety (90) days after the date hereof, delivered to Lender, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Lender as additional insured thereunder as its interests appear and providing that the insurance company shall give Lender at least thirty (30) days’ written notice before any such policy shall be altered or canceled.

12.5.3                  Lender May Purchase Insurance.  If the Borrowers at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above (and provide evidence thereof to Lender) or to pay any premium relating thereto, then Lender, without waiving or releasing any obligation or default by the Borrowers hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Lender deems advisable upon notice to the Representative.  Such insurance, if obtained by Lender, may, but need not, protect the Borrowers’ interests or pay any claim made by or against the Borrowers with respect to the Collateral.  Such insurance may be more expensive than the cost of insurance the Borrowers may be able to obtain themselves and may be cancelled only upon the Borrowers providing evidence that they have obtained the insurance as required above.  All sums disbursed by Lender in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys’ fees, shall constitute Loans hereunder, shall be payable within five (5) Business Days after receipt of demand thereof from Lender, by the Borrowers to Lender and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.  This provision shall constitute the notice to the Borrowers required pursuant to paragraph (3) of section 180/10 of Chapter 815 of the Illinois Compiled Statutes (2004).

12.6           Collateral.  The Borrowers shall keep the Collateral in good condition, repair and order (normal wear and tear excepted) and shall make all necessary repairs to the Equipment and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained in all material respects.  The Borrowers shall permit Lender to examine any of the Collateral pursuant to Section 12.4, and shall, within five (5) Business Days after receiving a request therefor from Lender, deliver to Lender any and all evidence of ownership of any of the Equipment including, without limitation, certificates of title and applications of title.  The Borrowers shall, at the request of Lender, indicate on its records concerning the Collateral a notation, in form satisfactory to Lender, of the security interest of Lender hereunder.

12.7           Use of Proceeds.  The Borrowers shall use the proceeds of the Loans solely for working capital purposes and for other business purposes of the Borrowers.

12.8           Taxes.  Each Borrower shall file all required tax returns and pay all of its taxes when due, subject to any extensions granted by the applicable taxing authority, including, without limitation, taxes imposed by federal, state or municipal agencies, and shall cause any liens for taxes to be promptly released; provided, that a Borrower shall not be required to pay any such tax so long as (i) the Borrower is contesting the payment of such taxes in good faith by appropriate proceedings, (ii) the Borrower has created and maintains adequate reserves on its books in accordance with GAAP for such taxes; and (iii) the contesting of any such payment does not give rise to a lien for taxes in an amount in excess of $500,000 in the aggregate; and (iv) Borrowers keep on deposit with Lender (such deposit to be held without interest) or a reserve is maintained against Borrowers’ availability to borrow money under Section 2.1, in either case, in an amount of money which, in the sole judgment of Lender, is sufficient to pay such taxes and any interest or penalties that may accrue thereon; and (v) if Borrowers fail to prosecute such contest with reasonable diligence, Lender may apply the money so deposited in payment of such taxes.  If any Borrower fails to pay any such taxes and in the absence of any such contest by such Borrower, Lender may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by Lender shall constitute Loans hereunder, shall be payable by the Borrowers to Lender within five (5) Business Days after receipt of demand thereof from Lender,, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

12.9           Intellectual Property.  Each Borrower shall maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it unless the failure to maintain any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

12.10           Checking Accounts and Cash Management Services.  Unless Lender otherwise consents in writing, in order to facilitate Lender’s maintenance and monitoring of the Collateral, the Borrowers shall maintain, and shall cause each of their Subsidiaries to maintain its general checking/controlled disbursement account and its other deposit accounts with Lender.  The Borrowers shall be responsible for all normal charges assessed thereon.  Notwithstanding the foregoing, the Borrowers shall be permitted to (i) maintain deposit accounts with each of PNC, Goldman Sachs and First Interstate Bank so long as such accounts are subject to a deposit account control agreement in form and substance acceptable to Lender at all times (except that no such agreement shall be required to be in place until sixty (60) days after the Closing Date) and (ii) a petty cash account with First Citizens Bank, so long as such account does not have more than $100,000 on deposit at any time.

12.11           USA Patriot Act, Bank Secrecy Act and Office of Foreign Asset Control.  The Borrowers shall ensure, and cause each other Borrower to ensure, that no Person who owns a controlling interest in or otherwise controls a Borrower is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (b) comply, and cause each other Borrower to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations.

12.12           Further Assurances.

(a)           Promptly upon request by Lender, the Borrowers shall and shall cause their Subsidiaries to correct any material defect or error that may be discovered in any Loan Document or in the execution or acknowledgment thereof; and

(b)           The Borrowers shall, and shall cause their Subsidiaries to promptly upon reasonable request by Lender, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, agreements, certificates, assurances and other instruments as Lender may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents or (B) assure, preserve, protect and confirm more effectively unto Lender the rights granted or now or hereafter intended to be granted to Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Borrower is or will be a party.

(c)           In the event that any person becomes a domestic Subsidiary of any Borrower, such Borrower shall as soon as practicable, but in any event no later than 30 days after the date such Person becomes a domestic Subsidiary of such Borrower (or such later time as the Lender may agree, in its sole discretion) (i) cause such domestic Subsidiary to become a Borrower hereunder by executing and delivering to Lender a counterpart agreement joining such Subsidiary to this Agreement, and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements and certificates reasonably requested by Lender to ensure all of such domestic Subsidiary’s assets that are of the type described in Section 5.1 hereof are subject to a first priority security interest in favor of Lender.  In the event that any Person becomes a foreign Subsidiary of any Borrower, and the ownership interests of such foreign Subsidiary are owned by any Borrower or by any domestic Subsidiary thereof, such Borrower shall, or shall cause such domestic Subsidiary to, within 30 days after the date such Person becomes a foreign Subsidiary of any Borrower (or such later time as the Lender may agree in its sole discretion), deliver all such documents, instruments, agreements and certificates and take, or shall cause such domestic Subsidiary to take, all of the actions necessary to grant and to perfect a first priority Lien in favor of Lender in 65% of such ownership interests.  With respect to each such Subsidiary, such Borrower shall promptly send to Lender written notice setting forth the date on which such Person became a Subsidiary of such Borrower.

SECTION 13

NEGATIVE COVENANTS

Until payment and satisfaction in full of all Obligations and termination of this Agreement, unless the Borrowers obtain Lender’s prior written consent waiving or modifying any of the Borrowers’ covenants hereunder in any specific instance, each Borrower agrees as follows:

13.1           Guaranties.  The Borrowers shall not, and shall not permit any other Borrower to assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except for the Second Lien Notes Guarantees, or by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business or as permitted by Section 13.14 hereof.

13.2           Indebtedness.  The Borrowers shall not, and shall not permit any other Borrower to create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans, except that the Borrowers and the Borrowers may (i) borrow money from a Person other than Lender on an unsecured and subordinated basis if a subordination agreement in favor of Lender and in form and substance satisfactory to Lender in its sole discretion is executed and delivered to Lender relative thereto; (ii) maintain their present indebtedness listed on Schedule 11.14 hereto; (iii) incur unsecured indebtedness to trade creditors in the ordinary course of business; (iv) incur purchase money indebtedness or Capital Lease obligations in connection with Capital Expenditures; (v) incur the Subordinated Debt as described in the Second Lien Note Documents as in effect on the date hereof so long as such Subordinated Debt is at all times subject to the subordination provisions set forth in the Second Lien Notes Intercreditor Agreement as in effect on the date hereof; and (vi) incur operating lease obligations requiring payments not to exceed $500,000 in the aggregate during any Fiscal Year of the Borrowers.

13.3           Liens.  The Borrowers shall not, and shall not permit any other Borrower to grant or permit to exist (voluntarily or involuntarily) any lien, claim, security interest or other encumbrance whatsoever on any of its assets, other than Permitted Liens.

13.4           Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.  Except as described on Schedule 13.4 hereto, the Borrowers shall not, and shall not permit any other Borrower to (i) change the state of any Borrower’s organization or enter into any transaction which has the effect of changing any Borrower’s state of organization; (ii) sell, lease or otherwise dispose of any of its assets other than the sale, lease or dispositions of assets (a) in the ordinary course of business, (b) that are no longer used or useful in the conduct of such Borrower’s business or (c) from one Borrower to another Borrower; (iii) enter into any Acquisition other than Permitted Investments; or (iv) enter into any other transaction outside the ordinary course of the Borrowers’ business, including, without limitation, any purchase, redemption or retirement of any shares of any class of its stock or any other equity interest (other than the purchase, redemption or retirement of any Borrowers stock held by officers, directors or employees or former officers directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service pursuant to any employee benefit plan or agreement or awarded to an employee to pay for the taxes payable by such employee upon such grant or award or the vesting thereof, in all cases, in an amount not to exceed $500,000 in the aggregate in any fiscal year), and any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock or any other equity interest, other than pursuant to any employee benefit plan or agreement.  Except in connection with any transaction described on Schedule 13.4 hereto or in connection with a Permitted Acquisition (provided that the Borrowers comply with the provisions of Section 12.12 herein), the Borrowers shall not form any Subsidiaries or enter into any joint ventures or partnerships with any other Person other than another Borrower without the prior written consent of Lender.

13.5           Dividends and Distributions.  Upon the occurrence and during the continuance of an Event of Default, no Borrower may declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its equity interests other than dividends and distributions to another Borrower hereunder; provided that, subject to applicable Delaware law, Westmoreland Parent may pay dividends on its Series A Convertible Exchangeable Preferred Stock, not to exceed $340,000 in any fiscal quarter, that are contemplated by Westmoreland Parent’s Restated Certificate of Incorporation, as amended, regardless of whether an Event of Default has occurred and is continuing.

13.6           Investments/Loans.  The Borrowers shall not and shall not permit any other Borrower to purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than as permitted pursuant to Section 13.4 hereof, nor shall the Borrowers lend or otherwise advance funds to any Person (other than to another Borrower), other than loans and advances that are Permitted Investments.

13.7           Fundamental Changes, Line of Business.  The Borrowers shall not and shall not permit any other Borrower to (i) amend its organizational documents or change its Fiscal Year unless (w) such actions would not have a Material Adverse Effect; (x) such actions would not adversely affect the obligations of any Borrower to Lender; (y) such actions would not adversely affect the interpretation of any of the terms of this Agreement or the other Loan Documents and (z) Lender has received five (5) days prior written notice of such amendment or change; or (ii) enter into a new line of business materially different from the Borrowers’ current businesses.

13.8           Reserved.

13.9           Affiliate Transactions.  Except as set forth on Schedule 11.9 hereto or as permitted pursuant to Section 11.3 hereof, the Borrowers shall not conduct or permit any other Borrower to conduct, transactions with Affiliates other than transactions with Affiliates pursuant to terms that are no less favorable to any Borrower than the terms upon which such transactions would have been made in a comparable transaction at such time on an arm’s length basis by such Borrower with a Person that is not an Affiliate

13.10           Settling of Accounts.  Except for discount for prompt payment in the ordinary course of business, the Borrowers shall not settle or adjust any Account identified by the Borrowers as an Eligible Account, except that if no Event of Default has occurred and is continuing, the Borrowers may settle or adjust any Eligible Account upon providing notice to Lender of such settlement or adjustment, at which time the Eligible Account will be removed from the Revolving Loan Availability.  Following the occurrence and during the continuance of an Event of Default, the Borrowers shall not settle or adjust any Account without the consent of Lender.

13.11           Restriction of Amendments to Certain Documents.  The Borrowers shall not, nor shall they permit any Subsidiary to, amend or otherwise modify, or waive any rights under, any Second Lien Note Documents if, in any case, such amendment, modification or waiver would be adverse in any material respect to the interests of Lender (and unless, as applicable, in compliance with the terms of the Second Lien Notes Intercreditor Agreement).

13.12           Payments on Subordinated Debt. Borrower shall not, nor shall it permit any Subsidiary to, make any redemption, prepayment, defeasance, repurchase of any payments in respect of any Subordinated Debt except in accordance with the terms of the applicable Second Lien Notes Intercreditor Agreement.

13.13           Contingent Obligations.  The Borrowers shall not, nor shall the Borrowers permit any of their Subsidiaries directly or indirectly to, create or become or be liable with respect to any Contingent Obligation except:  (a) those resulting from endorsement of negotiable instruments for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business; (b) those arising under guaranties and indemnities of or relating to the Obligations or of any Subordinated Debt; and (c) those arising under Hedging Agreements.

13.14           Excluded Subsidiaries.  Without the prior written consent of Lender, no Borrower shall (a) transfer any asset or make any investment in (other than its ownership interests in) or make any loan to any of Westmoreland Power, Absaloka or Westmoreland Risk Management, or (b) permit WRI, Westmoreland Power or Absaloka to own any assets or conduct any business, other than activities incidental to their organization and existence.  Notwithstanding the foregoing, provided no Default or Event of Default exists or would be caused thereby, Westmoreland Parent may make loans to or otherwise make additional investments in (i) Westmoreland Power to fund certain post-retirement medical liabilities of former employees of Westmoreland Power upon the written consent of Lender and (ii) Westmoreland Risk Management in an aggregate amount not to exceed $2,000,000 in any Fiscal Year, it being understood and agreed that the foregoing restriction shall not prevent the payment of insurance premiums by the Borrowers to Westmoreland Risk Management in the ordinary course of business.

13.15           Westmoreland Mining LLC.  No Borrower shall (i) transfer any asset or make any investment in or loan to Westmoreland Mining LLC, without the prior written consent of Lender or (ii) allow any proceeds of the Loans to be utilized by Westmoreland Mining LLC.

SECTION 14

FINANCIAL COVENANTS

The Borrowers shall maintain and keep in full force and effect each of the financial covenants set forth below:

14.1           Fixed Charge Coverage.  Westmoreland Parent and its consolidated Subsidiaries shall not permit the ratio of Consolidated EBITDA to Fixed Charges for each period of four consecutive quarters beginning September 30, 2012 to be less than 1.15:1.0 tested on the last day of each quarter.  Notwithstanding the foregoing, solely for purposes of Consolidated EBITDA for the test period ending September 30, 2012, Consolidated EBITDA shall (a) exclude (i) up to $4,500,000 of non-cash actuarial expenses related to discount rate changes and increases in medical cost projections that occurred during the calendar quarter ended December 31, 2011 and (ii) up to (x) $500,000 of losses that occurred in the quarter ended December 31, 2011 and (y) $1,500,000 losses that occurred in the quarter ended March 31, 2012, in connection with

Westmoreland Resources’ business interruption claim and (b) include the pre-acquisition EBITDA of the mine purchased by Kemmerer in the amount of (x) $6,500,000 for the quarter ended December 31, 2011, and (y) $4,600,000 for the quarter ended March 31, 2012.  In addition to the foregoing, solely for purposes of Consolidated EBITDA for the test period ending December 31, 2012, Consolidated EBITDA shall (a) exclude up to $1,500,000 of losses in connection with Westmoreland Resources’ business interruption claim that occurred in the quarter ended March 31, 2012, and (b) include the pre-acquisition EBITDA of the mine purchased by Kemmerer in the amount of $4.6 million for the quarter ended March 31, 2012.

14.2           EBITDA.  The Borrowers shall not permit the aggregate Consolidated EBITDA for the Borrowers to be less than the amounts set forth below for each period of consecutive quarters set forth below:

Period	Consolidated EBITDA
The period of three consecutive fiscal quarters ending September 30, 2012	$18,800,000
Each period of four consecutive fiscal quarters ending December 31, 2012 and March 31, 2013	$25,000,000
The period of four consecutive fiscal quarters ending June 30, 2013	$35,000,000
Each period of four consecutive fiscal quarters ending September 30, 2013, December 31, 2013, March 31, 2014, June 30, 2014, September 30, 2014, December 31, 2014, March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015	$50,000,000
Each period of four consecutive fiscal quarters ending (a) on March 31, 2016 and (b) on each June 30, September 30, December 31 and March 31 thereafter through the Maturity Date	$55,000,000
14.3           Accounting Matters.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either any Borrower or the Lender shall so request, the Lender and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 15

DEFAULT

The occurrence of any one or more of the following events shall constitute an “Event of Default” by the Borrowers hereunder:

15.1           Payment.  The failure of any Borrower to pay within three (3) days after due or declared due, any of the Obligations constituting principal, interest or fees; provided, however, that the failure to pay such Obligations on the Maturity Date shall constitute an immediate Event of Default hereunder.

15.2           Breach of this Agreement and the other Loan Documents.  The failure of any Borrower to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Borrower under this Agreement or any of the other Loan Documents (other than breaches described in Section 15.1); provided that any such failure by any Borrower under subsections 12.1, 12.2.1, 12.2.3, 12.2.4, 12.2.5, 12.2.6, 12.3 and 12.8 of this Agreement shall not constitute an Event of Default hereunder until the fifteenth (15th) day following the earlier of the date on which (i) an executive officer of any Borrower becoming aware of such default or (ii) notice of such default has been received by any Borrower from Lender.

15.3           Breach of Representations and Warranties.  The making or furnishing by any Borrower to Lender of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the other Loan Documents or in connection with any other agreement between such Borrower and Lender, which is untrue or misleading in any material respect as of the date made.

15.4           Loss of Collateral.  The loss, theft, damage or destruction of any of the Collateral not covered by insurance in an amount in excess of $500,000 in the aggregate for all such events during any Fiscal Year as determined by Lender in its sole discretion in good faith.

15.5           Levy, Seizure or Attachment.  The making or any attempt by any Person to make any levy, seizure or attachment upon any of the Collateral in excess of $500,000.

15.6           Bankruptcy or Similar Proceedings.  The commencement of any proceedings in bankruptcy by or against any Borrower or for the liquidation or reorganization of any Borrower, or alleging that such Borrower is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Borrower’s debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Borrower; provided, however, that if such commencement of proceedings against such Borrower is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings, though Lender shall have no obligation to make Loans to or issue, or cause to be issued, Letters of Credit on behalf of any Borrower during such sixty (60) day period or, if earlier, until such proceedings are dismissed.

15.7           Appointment of Receiver.  The appointment of a receiver or trustee for any Borrower, for any substantial part of the Collateral or for any substantial part of any Borrower’s assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Borrower which is a corporation, limited liability company or a partnership; provided, however, that if such appointment or commencement of proceedings against such Borrower is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings, though Lender shall have no obligation to make Loans to or issue, or cause to be issued, Letters of Credit on behalf of any Borrower during such sixty (60) day period or, if earlier, until such appointment is revoked or such proceedings are dismissed.

15.8           Judgment.  The entry of any judgments or orders aggregating in excess of $500,000 against any Borrower that is not covered by insurance and that which remains unsatisfied or undischarged and in effect for sixty (60) days after such entry without a stay of enforcement or execution.

15.9           Change of Control.  The failure of (i) Westmoreland Parent to own and have voting control of one hundred percent (100%) of the issued and outstanding voting equity interests of each of Westmoreland Energy (except as described on Schedule 13.4 hereto), Westmoreland Resources, Kemmerer, Coal Sales, Westmoreland Power or WCC, (ii) Westmoreland Energy or any other Borrower to own and have direct or indirect voting control of one hundred percent (100%) of the issued and outstanding equity interests of each of Westmoreland NC, WEI and Westmoreland Roanoke, (iii) Westmoreland Resources or any other Borrower to own and have voting control of less than one hundred percent (100%) of the issued and outstanding equity interests of its Subsidiaries in effect on the date hereof or (iv) Westmoreland Parent or any other Borrower shall lose operational control of Absaloka.

15.10           Material Adverse Change.  Any material adverse change in the Collateral, business, property, assets, operations or condition, financial or otherwise of the Borrowers, taken as a whole, as determined by Lender in its reasonable credit judgment exercised in good faith or the occurrence of any event which, in Lender’s reasonable credit judgment exercised in good faith, could have a Material Adverse Effect.

15.11             Subordinated Debt.  Any Borrower defaults in the performance of any payment or other material obligation in the Second Lien Note Documents (after any applicable grace or cure period provided for in the Second Lien Note Documents) or any other “Event of Default” (as defined in the applicable Second Lien Note Documents) shall occur under any Subordinated Debt Document (including, but not limited to, the Secured Lien Notes Indenture).

15.12           Other Indebtedness.  A failure of any Borrower to pay when due or within any applicable grace period, whichever is later, any principal or interest on other Indebtedness or any Contingent Obligations if such failure would reasonably be expect to have a Material Adverse Effect or (ii) breach of default of a Borrower of any covenants, conditions, promises, agreements or obligations of a Borrower under written agreements entered into in connection with such other Indebtedness or Contingent Obligations, if such breach, default or occurrence would reasonably be expected to have a Material Adverse Effect.

15.13           ERISA.  (i) A contribution failure in excess of $500,000 occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302 of ERISA or Internal Revenue Code Section 412; or (ii) there shall occur an ERISA Event that would reasonably be expected to cause any Borrower or any member of its Controlled Group to incur a liability or obligation to anyone in excess of $500,000.

15.14           Invalidity of Subordination Provisions, etc.  Any subordination provision in any document or instrument governing Subordinated Debt (including, but not limited to, the Second Lien Notes Intercreditor Agreement), or any subordination provision in any subordination agreement that relates to any Subordinated Debt, or any subordination provision in any guaranty by any Borrower of any Subordinated Debt, shall cease to be in full force and effect, or any Borrower or the holder of any applicable Subordinated Debt shall contest in any manner the validity, binding nature or enforceability of any such provision.

SECTION 16

REMEDIES UPON AN EVENT OF DEFAULT

16.1           Acceleration. Upon the occurrence and during the continuance of an Event of Default described in Sections 15.7 or 15.8 hereof, all of the Obligations shall immediately and automatically become due and payable, without notice of any kind (provided, however, that notwithstanding the foregoing, Hedging Obligations shall only terminate in accordance with the terms of the relevant Hedging Agreement).  Upon the occurrence of any other Event of Default, the Obligations may, at the option of Lender, in whole or in part at Lender’s sole discretion, upon notice to the Representative, be declared, and immediately shall become, due and payable.

16.2           Other Remedies.  Upon the occurrence and during the continuance of an Event of Default, Lender may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the other Loan Documents and all of Lender’s rights and remedies shall be cumulative and non-exclusive to the extent permitted by law.  In particular, but not by way of limitation of the foregoing, Lender may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any of the Borrowers’ premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Lender shall have the right to store the same at any of the Borrowers’ premises without cost to Lender.  At Lender’s request, the Borrowers shall, at the Borrowers’ expense, assemble the Collateral and make it available to Lender at one or more places to be designated by Lender and reasonably convenient to Lender and the Borrowers.  Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Lender and the Borrowers, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that the Borrowers are entitled to an accounting of the Obligations and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made.  Lender may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time.  Any Proceeds of any disposition by Lender of any of the Collateral may be applied by Lender to the payment of expenses in connection with the Collateral, including, without limitation, reasonable legal expenses and reasonable attorneys’ fees, and any balance of such Proceeds and all other payments received by Lender during the continuance of an Event of Default may be applied by Lender toward the payment of such of the Obligations, and in such order of application as required by the UCC or, if the UCC does not contain such requirements, as Lender may from time to time elect.

SECTION 17

CONDITIONS PRECEDENT

17.1           Conditions to Initial Loans.  The obligation of Lender to fund the initial Revolving Loan, and to issue or cause to be issued the initial Letter of Credit, is subject to the satisfaction or waiver on or before the date hereof of the following conditions precedent:

(a)           Lender shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule 17.1 (the “Closing Document List”) in each case in form and substance satisfactory to Lender;

(b)           Since December 31, 2011 no event shall have occurred which has had or would reasonably be expected to have a Material Adverse Effect, as determined by Lender in its sole discretion, determined in good faith;

(c)           Lender shall have received payment in full of all fees and expenses payable to it by the Borrowers, or arrangements shall have been make to pay such fees and expenses from the proceeds of the initial Loan, on or before disbursement of the initial Loans hereunder;

(d)           Lender shall have determined that immediately after giving effect to (A) the making of the initial Loans requested to be made on the date hereof, (B) the issuance of the initial Letter of Credit, if any, requested to be made on such date, (C) the payment of all fees due upon such date and (D) the payment or reimbursement by the Borrowers of Lender for all closing costs and expenses incurred in connection with the transactions contemplated hereby, the Borrowers will have Excess Availability of not less than Five Million Dollars ($5,000,000).

(e)           The Lender shall have received a pro forma consolidated balance sheet of the Borrowers and their Subsidiaries as at the date of the most recent consolidated balance sheet, adjusted to give effect to the consummation of the financings contemplated hereby as if such transactions had occurred on such date, which is consistent in all material respects with the sources and uses of cash previously provided to Lender and the forecasts previously provided to Lender.

(f)           The Borrowers shall have executed and delivered to Lender all such other documents, instruments and agreements which Lender determines are reasonably necessary to consummate the transactions contemplated hereby.

17.2           Conditions to All Loans.  Lender shall not be obligated to fund any Loans, arrange for the issuance of any Letters of Credit or grant any other accommodation for the benefit of the Borrowers, unless the following conditions are satisfied:

(a)           No Event of Default shall exist at the time of or result from such funding, issuance or grant;

(b)           The representations and warranties of each Borrower in this Agreement and the other Loan Documents shall be true and correct in all material respects as of the date, and after giving effect to such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date which must be true and correct in all material respects as of such earlier date); and

(c)           No event shall have occurred or circumstances exist that has had or would reasonably be expected to have a Material Adverse Effect.

Each request (or deemed request) by the Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by the Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.  As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

SECTION 18

MISCELLANEOUS

18.1           Assignments; Participations.

18.1.1                  Assignments.  (3) Lender may, with the consent of the Borrowers, which consent shall not be unreasonably withheld or delayed, at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of its Loans and Revolving Loan Commitment; provided, however, that no consent of the Borrowers shall be required in connection with (i) any assignment following the occurrence and during the continuance of an Event of Default or (ii) any assignment of Lender to any of its Affiliates or (iii) any assignment to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or to any trustee for the holders of its debt or equity interests or (iv) any assignment that is required by the United States government (whether federal, state, county or otherwise).

(b)           From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to an assignment agreement between Lender and the Assignee, shall have the rights and obligations of Lender hereunder and (ii) Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder.  Upon the request of the Assignee (and, as applicable, Lender) pursuant to an effective assignment agreement, the Borrowers shall execute and deliver to the Assignee (and, as applicable, Lender) a Note in the principal amount of the Assignee’s pro rata share of the Revolving Loan Commitment (and, as applicable, a Note in the principal amount of the pro rata share of the Revolving Loan Commitment retained by Lender).  Each such Note shall be dated the effective date of such assignment.  Upon receipt by Lender of such Note, Lender shall return to the Borrowers any prior Note held by it.

(c)           Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

18.1.2                  Participations.  Lender may at any time sell to one or more Persons participating interests in its Loans, Revolving Loan Commitment or other interests hereunder (any such Person, a “Participant”).  In the event of a sale by Lender of a participating interest to a Participant, (a) Lender’s obligations hereunder shall remain unchanged for all purposes, (b) the Borrowers shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder and (c) all amounts payable by the Borrowers shall be determined as if Lender had not sold such participation and shall be paid directly to Lender.  Borrowers agree that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lender, and Lender agrees to share with each Participant, on a pro rata basis.  Borrowers also agree that each Participant shall be entitled to the benefits of Section 4.2 or 4.4 as if it were Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 4.2 or 4.4 than would have been paid to Lender on such date if no participation had been sold).

18.2           Customer Identification - USA Patriot Act Notice.  Lender (for itself and not on behalf of any other party) hereby notifies the Borrowers that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow Lender, as applicable, to identify the Borrowers in accordance with the Act.

18.3           Indemnification by Borrowers.  IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND LENDER’S AGREEMENT TO EXTEND THE REVOLVING LOAN COMMITMENT PROVIDED HEREUNDER, EACH BORROWER

HEREBY AGREES TO INDEMNIFY, AND HOLD LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING REASONABLE ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS OF ANY BORROWER, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS MATERIAL AT ANY PROPERTY OWNED OR LEASED BY ANY BORROWER, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY BORROWER OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY BORROWER OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS MATERIALS OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY LENDER PARTY, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION.  IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, BORROWERS HEREBY AGREE TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW.  ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 18.3 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.

18.4           Notice.  All notices, requests, demands and other communications provided for hereunder shall be in writing, sent by certified or registered mail, postage prepaid, return receipt requested, by nationally recognized overnight courier or delivered in person, and addressed as follows:

If to the Borrowers:	Westmoreland Coal Company 9540 S. Maroon Circle Englewood, CO 80112 Attention: General Counsel Telephone: (303) 922-6463

With a copy to: Holland & Hart LLP 555 17th St., Suite 3200 Denver, CO 80202 Attention: Katherine A. LeVoy Telephone: (303) 295-8000
If to the Bank:	The PrivateBank and Trust Company 120 South LaSalle Street Chicago, Illinois 60603 Attention: Susan Lanz Telephone: (312) 564-2145
With a copy to: Vedder Price P.C. 222 North LaSalle Street, Suite 2600 Chicago, Illinois 60601 Attention: Michael A. Nemeroff, Esq. Telephone: (312) 609-7500

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection.  Notices shall be deemed given on the date of delivery, in the case of personal delivery, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

18.5           Modification and Benefit of Agreement.  This Agreement and the other Loan Documents may not be modified, altered or amended except by an agreement in writing signed by Lender and the Borrowers or such other Person who is a party to such other Loan Document.

18.6           Headings of Subdivisions.  The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

18.7           Power of Attorney.  Each Borrower acknowledges and agrees that its appointment of Lender as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Obligations are satisfied and paid in full and this Agreement is terminated.

18.8           Confidentiality.  Lender hereby agrees to use commercially reasonable efforts to assure that any and all information relating to the Borrowers which is (i) furnished by the Borrowers to Lender (or to any affiliate of Lender); and (ii) described by any Borrower to Lender as non-public, confidential or proprietary in nature, shall be kept confidential by Lender or such affiliate in accordance with applicable law; provided, however, that such information and other credit information relating to the Borrowers may be distributed by Lender or such affiliate to (a) Lender’s or such affiliate’s directors, managers, officers, employees, attorneys, affiliates, assignees, participants, auditors, agents and regulators who have a need-to-know such information in connection with the transactions contemplated by this Agreement, and (b) upon the order of a court or other governmental agency having jurisdiction over Lender or such affiliate, to any other party.  In addition such information and other credit information may be distributed by Lender to potential participants or assignees of any portion of the Liabilities, provided, that such potential participant or assignee agrees to follow the confidentiality requirements set forth herein.  The Borrowers and Lender further agree that this provision shall survive the termination of this Agreement.  Notwithstanding the foregoing, the Borrowers shall have the right to review and approve  any tombstone or similar advertising material relating to the financing transaction that Lender proposes to use relating to the financing contemplated by this Agreement that uses the trademarks, service marks or other mark of any Borrower; provided, that the Borrowers shall not unreasonably withhold their consent to the use of such tombstone or advertising material if the Borrowers’ trademarks, service marks or other marks are used appropriately in such tombstone or advertising material.

18.9           Counterparts/Delivery.  This Agreement, any of the other Loan Documents, and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

18.10           Electronic Submissions.  Upon not less than thirty (30) days’ prior written notice (the “Approved Electronic Form Notice”), Lender may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the other Loan Documents, be submitted to Lender in Approved Electronic Form (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice.  For purposes hereof “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Lender, and “Approved Electronic Form” means an Electronic Form that has been approved in writing by Lender (which approval has not been revoked or modified by Lender) and sent to the Borrowers in an Approved Electronic Form Notice.  Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the other Loan Documents.

18.11           Waiver of Jury Trial: Other Waivers.

(a)           EACH BORROWER AND LENDER EACH HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS, THE COLLATERAL, ANY

ALLEGED TORTIOUS CONDUCT BY BORROWERS OR LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP AMONG BORROWERS AND LENDER.  IN NO EVENT SHALL LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(b)           The Borrowers hereby waive demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

(c)           The Borrowers hereby waive the benefit of any law that would otherwise restrict or limit Lender or any affiliate of Lender in the exercise of its right, which is hereby acknowledged and agreed to, to set-off against the Obligations, without notice at any time hereafter, any indebtedness, matured or unmatured, owing by Lender or such affiliate of Lender to the Borrowers, including, without limitation any Deposit Account at Lender or such affiliate.

(d)           Lender’s failure, at any time or times hereafter, to require strict performance by the Borrowers of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith.  Any suspension or waiver by Lender of an Event of Default under this Agreement or any default under any of the other Loan Documents shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character.  No delay on the part of Lender in the exercise of any right or remedy under this Agreement or any other loan Document shall preclude other or further exercise thereof or the exercise of any right or remedy.  None of the undertakings, agreements, warranties, covenants and representations of the Borrowers contained in this Agreement or any of the other Loan Documents and no Event of Default under this Agreement or default under any of the other Loan Documents shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing, signed by a duly authorized officer of Lender and directed to the Borrowers specifying such suspension or waiver.

18.12           Choice of Governing Laws; Construction; Forum Selection.  This Agreement and the other Loan Documents are submitted by the Borrowers to Lender for Lender’s acceptance or rejection at Lender’s principal place of business as an offer by the Borrowers to borrow monies from Lender now and from time to time hereafter, and shall not be binding upon Lender or become effective until accepted by Lender, in writing, at said place of business.  If so accepted by Lender, this Agreement and the other Loan Documents shall be deemed to have been made at said place of business.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL LOCATED OUTSIDE OF THE STATE OF ILLINOIS, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED.  If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

Each Borrower and Lender irrevocably agree that ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE COLLATERAL MAY BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS.  EACH BORROWER AND LENDER HEREBY CONSENT AND SUBMIT TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE.  EACH LOAN AND LENDER PARTY HEREBY WAIVE ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWERS BY LENDER IN ACCORDANCE WITH THIS SECTION.

18.13           Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by any Borrower or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

18.14           Reimbursement Among the Borrowers.  To the extent that any Borrower shall be required to pay a portion of the Borrowers’ Obligations which shall exceed the amount of loans, advances or other extensions of credit received by any such Borrower and all interest, costs, fees and expenses attributable to such loans, advances or other extensions of credit, then such Borrower shall be reimbursed by the other Borrowers for the amount of such excess pro rata, based on their respective net worth as of the date hereof.  This Section is intended only to define the relative rights of any Borrower among the Borrowers and nothing set forth in this Section is intended to or shall impair the obligations of the Borrowers, jointly and severally, to pay the Borrowers’ Obligations to Lender as and when the same shall become due and payable in accordance with the terms hereof.

18.15           Guaranty.  The effect of the joint and several obligations of the Borrowers hereunder is that each Borrower hereby unconditionally and absolutely guarantees to the Bank, irrespective of the validity, regularity or enforceability of this Agreement or any other Loan Documents, the full and prompt payment in full to Lender at maturity of all Borrowers’ Obligations.  The guaranty set forth in this Section shall in all respects be continuing, absolute and unconditional, and shall remain in full force and effect until the Borrowers’ Obligations have been fully repaid.  The guaranty set forth in this Section is an absolute and unconditional guaranty of payment and not of collectability.  THE GUARANTY OBLIGATION SET FORTH IN THIS SECTION SHALL IN ALL RESPECTS BE IN FURTHERANCE, AND SHALL IN

NO EVENT BE DEEMED IN LIMITATION, OF THE OBLIGATIONS OF EACH BORROWER UNDER THIS AGREEMENT.

18.16           Joint and Several Liability.  Except as specifically set forth herein, the liability of each Borrower under this Agreement and the other Loan Documents in general shall be joint and several, and each reference herein to the Borrowers shall be deemed to refer to each such Borrower.  In furtherance and not in limitation of Lender’s rights and remedies hereunder or at law, Lender may proceed under this Agreement and the other Loan Documents against any one or more of the Borrowers in its absolute and sole discretion for any of the Borrowers’ Obligations or any other liability or obligation of any Borrower arising hereunder.

18.17           Representatives.  Lender is authorized to rely on any written, verbal, electronic, telephonic or telecopy loan requests which Lender believes in its good faith judgment to emanate from a Representative (as defined below) of the Borrowers, whether or not that is in fact the case.  Each Borrower hereby irrevocably confirms, ratifies and approves all such advances by Lender and shall indemnify Lender against losses and expenses in connection with any advance made in connection with such reliance by Lender (including court costs, reasonable attorneys’ and paralegals’ fees) and shall hold Lender harmless with respect thereto.  Notwithstanding anything contained in this Agreement to the contrary, each Borrower hereby appoints Westmoreland Parent (the “Representative”) to each act as its sole and exclusive representatives under this Agreement for all purposes, including without limitation, to receive notices and other communications from Lender hereunder, to make requests for advances of funds hereunder and to amend this Agreement; provided, that the Company may change it Representatives under this Agreement by giving notice of such change to Lender.  Lender shall have (i) no obligation to communicate with any Borrower other than the Representatives concerning this Agreement, any note or any other matter related to the Obligations and (ii) no responsibility with respect to the allocation among the Borrowers of the funds advanced hereunder.

SECTION 19

NONLIABILITY OF LENDER

The relationship among the Borrowers on the one hand and Lender on the other hand shall be solely that of Borrower and lender.  Lender has no fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Borrowers, on the one hand, and Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Lender undertakes no responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of any Borrower’s business or operations.  Each Borrower agrees, on behalf of itself and each other Borrower, that Lender shall have no liability to any Borrower (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of Lender from which recovery is sought.  NO BORROWER OR LENDER SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY

INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY BORROWER OR LENDER HAVE ANY LIABILITY WITH RESPECT TO, AND EACH BORROWER AND EACH LENDER PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE).  Each Borrower acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party.  No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Borrowers and Lender.

(Signature Page Follows)

(Signature Page to Loan and Security Agreement)
The parties hereto have duly executed this Loan and Security Agreement as of the date first written above.

BORROWERS:	WESTMORELAND COAL COMPANY, a Delaware corporation By: /s/ Jennifer S. Grafton Jennifer S. Grafton Secretary

WESTMORELAND ENERGY LLC, a Delaware limited liability company By: /s/ Jennifer S. Grafton Jennifer S. Grafton Secretary

WESTMORELAND - NORTH CAROLINA POWER, L.L.C., a Virginia limited liability company By: /s/ Jennifer S. Grafton Jennifer S. Grafton Secretary

WEI-ROANOKE VALLEY, INC., a Delaware corporation By: /s/ Jennifer S. Grafton Jennifer S. Grafton Secretary

WESTMORELAND - ROANOKE VALLEY, L.P., a Delaware limited partnership By:WEI-Roanoke Valley, Inc. its general partner By: /s/ Jennifer S. Grafton Jennifer S. Grafton Secretary

(Signature Page to Loan and Security Agreement)

BORROWERS:
WESTMORELAND PARTNERS, a Virginia general partnership

By:  Westmoreland-Roanoke Valley, L.P.,
        its general partner

      By:  WEI-Roanoke Valley, Inc.,
            its general partner

By: /s/ Jennifer S. Grafton
       Jennifer S. Grafton
        Secretary

By:  Westmoreland-North Carolina Power,   L.L.C.,
        its general partner

By: /s/ Jennifer S. Grafton
      Jennifer S. Grafton
      Secretary

WESTMORELAND RESOURCES, INC., a Delaware corporation By: /s/ Jennifer S. Grafton Jennifer S. Grafton Secretary

WESTMORELAND KEMMERER, INC., a Delaware corporation By: /s/ Jennifer S. Grafton Jennifer S. Grafton Secretary

WESTMORELAND COAL SALES COMPANY, INC., a Delaware corporation By: /s/ Jennifer S. Grafton Jennifer S. Grafton Secretary

(Signature Page to Loan and Security Agreement)

BORROWERS:	WRI PARTNERS, INC., a Delaware corporation By: /s/ Jennifer S. Grafton Jennifer S. Grafton Secretary

WCC LAND HOLDING COMPANY, INC., a Delaware corporation By: /s/ Jennifer S. Grafton Jennifer S. Grafton Secretary

(Signature Page to Loan and Security Agreement)

LENDER:	THE PRIVATEBANK AND TRUST COMPANY By: /s/ Susan Lanz Susan Lanz Managing Director

EXHIBIT A—COMPLIANCE CERTIFICATE

Attached to and made a part of that certain Loan and Security Agreement, as it may be amended in accordance with its terms from time to time, including all exhibits attached thereto (the “Agreement”) of even date herewith among WESTMORELAND COAL COMPANY, a Delaware corporation (“Westmoreland Parent”), WESTMORELAND ENERGY LLC, a Delaware limited liability company (“Westmoreland Energy”), WESTMORELAND - NORTH CAROLINA POWER, L.L.C., a Virginia limited liability company (“Westmoreland NC”), WEI-ROANOKE VALLEY, INC., a Delaware corporation (“WEI”), WESTMORELAND – ROANOKE VALLEY, L.P., a Delaware limited partnership (“Westmoreland Roanoke”), WESTMORELAND PARTNERS, a Virginia general partnership (“Westmoreland”), WESTMORELAND RESOURCES, INC., a Delaware corporation (“Westmoreland Resources”), WESTMORELAND KEMMERER, INC., a Delaware corporation (“Kemmerer”), WESTMORELAND COAL SALES COMPANY, INC., a Delaware corporation (“Coal Sales”), WRI PARTNERS, INC., a Delaware corporation (“WRI”) and WCC LAND HOLDING COMPANY, INC., a Delaware corporation (“WCC”; together with Westmoreland Parent, Westmoreland Energy, Westmoreland NC, WEI, Westmoreland Roanoke, Westmoreland, Westmoreland Resources, Kemmerer Coal Sales and WRI, individually a “Borrower” and collectively the “Borrowers”), and THE PRIVATEBANK AND TRUST COMPANY (“Lender”).

This Certificate is submitted pursuant to Section 9.3 of the Agreement.

The undersigned hereby certifies to Lender that as of the date of this Certificate:

1.           The undersigned is the _____________________ of Borrowers.

2.           There exists no event or circumstance which is or which with the passage of time, the giving of notice, or both would constitute an Event of Default, as that term is defined in the Agreement, or, if such an event of circumstance exists, a writing attached hereto specifies the nature thereof, the period of existence thereof and the action that Borrowers have taken or proposes to take with respect thereto.

3.           No material adverse change in the business, property, assets, financial condition or results of operations of Borrowers, taken as a whole, has occurred since [date of last Compliance Certificate/last financial statements delivered prior to closing], or, if such a change has occurred, a writing attached hereto specifies the nature thereof and the action that Borrowers have taken or proposes to take with respect thereto.

4.           Borrowers are in compliance in all material respects with their warranties and covenants in the Agreement (except to the extent already qualified by materiality, in which case Borrowers shall comply in all respects), or, if Borrowers are not in compliance in all material respects with any of such warranties or covenants in the Agreement, a writing attached hereto specifies the nature thereof, the period of existence thereof and the action that Borrowers have taken or proposes to take with respect thereto.

Exhibit A

5.           The financial statements of each Borrower being concurrently delivered herewith have been prepared in accordance with GAAP consistently applied and there have been no material changes in accounting policies or financial reporting practices of such Borrower since [date of the last Compliance Certificate/date of last financial statements delivered prior to closing] or, if any such change has occurred, such changes are set forth in a writing attached hereto.

6.           Attached hereto is a true and correct calculation of the financial covenants contained in the Agreement.

BORROWERS:	WESTMORELAND COAL COMPANY, a Delaware corporation By: Name: Title:

WESTMORELAND ENERGY LLC, a Delaware limited liability company By: Name: Title:

WESTMORELAND - NORTH CAROLINA POWER, L.L.C., a Virginia limited liability company By: Name: Title:

WEI-ROANOKE VALLEY, INC., a Delaware corporation By: Name: Title:

Exhibit A

WESTMORELAND - ROANOKE VALLEY, L.P., a Delaware limited partnership By:WEI-Roanoke Valley, Inc. its general partner By: Name: Title:

WESTMORELAND PARTNERS, a
Virginia general partnership

    By:Westmoreland-Roanoke Valley,
          L.P., its general partner

     By:WEI-Roanoke Valley, Inc.,
     its general partner

    By:
    Name:
    Title:

    By:Westmoreland-North Carolina
         Power, L.L.C., its general partner

    By:
    Name:
    Title:

WESTMORELAND RESOURCES, INC., a Delaware corporation By: Name: Title:

Exhibit A

WESTMORELAND KEMMERER, INC., a Delaware corporation By: Name: Title:

WESTMORELAND COAL SALES COMPANY, INC., a Delaware corporation By: Name: Title:

WRI PARTNERS, INC., a Delaware corporation By: Name: Title:

WCC LAND HOLDING COMPANY, INC., a Delaware corporation By: Name: Title:

Exhibit A

EXHIBIT B—NOTICE OF BORROWING

Date:  ___________, ______

This certificate is given by ______________________, an authorized representative [____________] (the “Representative”), on behalf of itself and each of WESTMORELAND COAL COMPANY, a Delaware corporation (“Westmoreland Parent”), WESTMORELAND ENERGY LLC, a Delaware limited liability company (“Westmoreland Energy”), WESTMORELAND - NORTH CAROLINA POWER, L.L.C., a Virginia limited liability company (“Westmoreland NC”), WEI-ROANOKE VALLEY, INC., a Delaware corporation (“WEI”), WESTMORELAND – ROANOKE VALLEY, L.P., a Delaware limited partnership (“Westmoreland Roanoke”), WESTMORELAND PARTNERS, a Virginia general partnership (“Westmoreland”), WESTMORELAND RESOURCES, INC., a Delaware corporation (“Westmoreland Resources”), WESTMORELAND KEMMERER, INC., a Delaware corporation (“Kemmerer”), WESTMORELAND COAL SALES COMPANY, INC., a Delaware corporation (“Coal Sales”), WRI PARTNERS, INC., a Delaware corporation (“WRI”) and WCC LAND HOLDING COMPANY, INC., a Delaware corporation (“WCC”; together with Westmoreland Parent, Westmoreland Energy, Westmoreland NC, WEI, Westmoreland Roanoke, Westmoreland, Westmoreland Resources, Kemmerer Coal Sales and WRI, individually a “Borrower” and collectively the “Borrowers”), pursuant to Section 2.3.2 of that certain Loan and Security Agreement dated as of June 29, 2012 among Borrowers and THE PRIVATEBANK AND TRUST COMPANY (“Lender”) (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).  Capitalized terms used herein without definition shall have the meanings set forth in the Loan Agreement.

The undersigned authorized representative of Borrower hereby gives notice to Lender of Borrower’s request to on [  date  ] borrow $[__________] of Revolving Loans.

The undersigned authorized representative of Borrower hereby certifies that, both before and after giving effect to the request above (i) each of the conditions precedent set forth in Section 17.2 of the Loan Agreement has been satisfied, (ii) the representations and warranties contained in each of the Loan Documents are true and correct in all material respects as of the date hereof, except for any representation or warranty limited by its terms to a specific date and taking into account any amendments to the Schedules or Exhibits as a result of any disclosures made by Borrower to Lender after the Closing Date and approved by Lender and (iii) no Default or Event of Default has occurred and is continuing on the date hereof.

The undersigned authorized Representative has executed and delivered this certificate this ____ day of ___________, ____.

Exhibit B

REPRESENTATIVE:	WESTMORELAND COAL COMPANY, a Delaware corporation By: Name: Title:

 Exhibit B

EXHIBIT C – NOTICE OF CONVERSION/CONTINUATION

To:	The PrivateBank and Trust Company, as Lender

Please refer to the Loan and Security Agreement dated as of June 29, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) among WESTMORELAND COAL COMPANY, a Delaware corporation (“Westmoreland Parent”), WESTMORELAND ENERGY LLC, a Delaware limited liability company (“Westmoreland Energy”), WESTMORELAND - NORTH CAROLINA POWER, L.L.C., a Virginia limited liability company (“Westmoreland NC”), WEI-ROANOKE VALLEY, INC., a Delaware corporation (“WEI”), WESTMORELAND – ROANOKE VALLEY, L.P., a Delaware limited partnership (“Westmoreland Roanoke”), WESTMORELAND PARTNERS, a Virginia general partnership (“Westmoreland”), WESTMORELAND RESOURCES, INC., a Delaware corporation (“Westmoreland Resources”), WESTMORELAND KEMMERER, INC., a Delaware corporation (“Kemmerer”), WESTMORELAND COAL SALES COMPANY, INC., a Delaware corporation (“Coal Sales”), WRI PARTNERS, INC., a Delaware corporation (“WRI”) and WCC LAND HOLDING COMPANY, INC., a Delaware corporation (“WCC”; together with Westmoreland Parent, Westmoreland Energy, Westmoreland NC, WEI, Westmoreland Roanoke, Westmoreland, Westmoreland Resources, Kemmerer Coal Sales and WRI, individually a “Borrower” and collectively the “Borrowers”), and THE PRIVATEBANK AND TRUST COMPANY, as Lender.  Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

The undersigned, on behalf of each of Borrower, hereby gives irrevocable notice, pursuant to Section 2.3.3 of the Loan Agreement, of its request to:

(a)           on [  date  ] convert $[________] of the aggregate outstanding principal amount of the [_______] Loan, bearing interest at the [________] Rate, into a(n) [________] Loan [and, in the case of a LIBOR Loan, having an Interest Period of [_____] months];

[(b)           on [  date  ] continue $[________] of the aggregate outstanding principal amount of the [_______] Loan, bearing interest at the LIBOR Rate, as a LIBOR Loan having an Interest Period of [_____] months].

The undersigned hereby represents and warrants that all of the conditions contained in Section 17.2 of the Loan Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion/continuation requested hereby, before and after giving effect thereto.

The Representative has caused this Notice of Conversion/Continuation to be executed and delivered by its officer thereunto duly authorized on ___________, ______.

Exhibit C

REPRESENTATIVE:	WESTMORELAND COAL COMPANY, a Delaware corporation By: Name: Title:

Exhibit C